Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-167404

Information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To the Prospectus Dated July 23, 2010)

$40,000,000

Common Stock

We are offering $40,000,000 in aggregate public offering price of our common stock.  Our common stock is traded on the NASDAQ Global Select Market under the symbol “WSFS.”  On July 30, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $38.00 per share.

Investing in our common stock involves risks.  Please carefully read the “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters a 30-day option to purchase up to $6,000,000 in aggregate public offering price of our common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of our bank subsidiary and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock to purchasers against payment in New York, New York in book-entry form only through the facilities of The Depository Trust Company on or about                         , 2010.

Sandler O’Neill + Partners, L.P.                           Janney Montgomery Scott

The date of this prospectus supplement is                    , 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.  The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering.  You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”  Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” “the Company,” “WSFS,” and “our” refer to WSFS Financial Corporation and our subsidiaries on a combined basis.  References to “WSFS Bank” or “Bank” refer to Wilmington Savings Fund Society, FSB, which is our principal subsidiary. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  You should assume that the information appearing in this prospectus and any documents incorporated by reference herein, is accurate only as of their respective dates.  Our business, financial condition, results of operations, and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.  The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  These forward-looking statements, which are based on various assumptions (some of which are beyond our control), are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the volatility in the financial and securities markets, including changes with respect to the market value of our financial assets;

•	the overall quality of the composition of our loan and securities portfolios;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•
results of examinations of the Bank by the Office of Thrift Supervision, or OTS, including the possibility that the OTS may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•
the risk that following the closing of our acquisition of the stock of Christiana Bank & Trust Company, or CBT, CBT’s business will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the proposed acquisition of CBT may not be fully realized or realized within the expected time frame;

•	revenues following the proposed acquisition of CBT may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the proposed acquisition;

•	the ability to obtain required governmental approvals, and the ability to complete the proposed acquisition of CBT on the expected timeframe;

•	our ability to manage loan delinquency rates and net charge-offs;

•	our ability to retain key members of our senior management team;

S-ii

•
changes resulting from our participation in the U.S. Department of Treasury’s Capital Purchase Program in which we are participating, including additional conditions that may be imposed in the future on participating companies;

•	increased competitive pressures among financial services companies;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•
legislative or regulatory changes that adversely affect our business, including increased costs of deposit insurance and other assessments, and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, will eliminate the OTS and names the Board of Governors of the Federal Reserve System, or the Federal Reserve, as our new primary federal regulator and the Office of the Comptroller of the Currency, or the OCC, as the Bank’s new primary banking regulator;

•	monetary and fiscal policies of the Federal Reserve and the U.S. government and other governmental initiatives affecting the financial services industry;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus supplement and accompanying prospectus and the incorporated documents and in our other filings with the Securities and Exchange Commission, or the SEC.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some information about us and this offering and it may not contain all of the information that is important to you. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

The Company

We are a savings and loan holding company headquartered in Wilmington, Delaware.  Substantially all of our assets are held by our subsidiary, Wilmington Savings Fund Society, FSB, which we refer to as WSFS Bank or the Bank. Founded in 1832, the Bank is one of the ten oldest banks in the United States continuously operating under the same name.  As a federal savings bank that was formerly chartered as a state mutual savings bank, we enjoy broader fiduciary powers than most other financial institutions.  We are the largest thrift institution headquartered in Delaware and the fourth largest financial institution in the state on the basis of total deposits traditionally garnered in-market.

Our primary market area is the mid-Atlantic region of the United States, which is characterized by a diversified manufacturing and service economy. Our long-term strategy is to serve primarily small and mid-size businesses through loans, deposits, investments, and related financial services, and to gather retail core deposits.  Our strategy of “Engaged Associates delivering Stellar Service to create Customer Advocates” focuses on exceeding customer expectations, delivering stellar service and building customer advocacy through highly-trained, relationship-oriented, friendly, knowledgeable, and empowered Associates (what we call our employees).

At June 30, 2010, we had $3.8 billion in assets, $2.5 billion in net loans and $2.6 billion in deposits.  We provide residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services.  In addition, we offer a variety of wealth management and personal trust services through our Trust and Wealth Management Division, or WSFS Trust.  We also provide ATM vault cash and related services throughout the United States through our Cash Connect division.  Lending activities are funded primarily with retail deposits and borrowings.  We serve our customers primarily from our 40 banking and loan production offices located in Delaware (35), Pennsylvania (4), and Virginia (1) and through our website at www.wsfsbank.com.

Business Strategy

The Bank is a relationship-focused, locally-managed, community banking institution that has grown to become the second largest commercial lender in the state and the fourth largest bank in terms of deposits.  We state our mission simply: We Stand for Service and Strengthening Our Communities.

Our core banking business is commercial lending funded by customer-generated deposits. We have built a $1.9 billion commercial loan portfolio, as of June 30, 2010, by recruiting the best seasoned commercial lenders in our markets and offering our customers a high level of service and flexibility typically associated with a community bank. We fund this business primarily with deposits generated through commercial relationships and retail deposits in our 36 branches.  We also offer a broad variety of consumer loan products, retail securities and insurance through our retail branches.

In 2005, we established WSFS Trust in response to our commercial customers’ need for the same high level service in their investment relationships that they enjoy as banking customers of WSFS. We found many competitors are not devoting human capital to clients with less than $5 million in investable assets, thereby creating an opportunity for WSFS Trust. This division is complemented by Cypress Capital Management, a registered investment advisor, acquired by WSFS in 2004.

Our Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. As of June 30, 2010, Cash Connect managed more than $308 million in vault cash in nearly 12,000 ATMs nationwide and provided online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales. Cash Connect also operates 339 ATMs for WSFS Bank, which owns the largest branded ATM network in Delaware.

While many banks offer similar products and services, we believe that WSFS has differentiated itself from other banks in our market and the industry in general, as a result of our high level of customer service and our responsiveness and flexibility.  We believe our scale provides us the ability to provide our customers a comprehensive array of banking and cash management products and a lending capacity sufficient to meet their credit needs as they grow.  We further believe that our culture of customer service enables us to provide through one point of contact, a relationship manager, a customized approach to our customers’ needs.

We invest significant time and resources in training and development of our Associates so they are proficient at their jobs and, more importantly, can understand the needs of our customers and match those needs with our products and services.  This approach empowers our relationship managers to deliver stellar service, thereby building customer advocates.  We believe our focus on customer service is validated through a recent survey conducted by The Gallup Organization measuring various aspects of customer service in which we were placed above the 92nd percentile in customer advocacy, which is a considered a world class service level.  In this survey, more than 40% of our customers gave us a “5” ranking (on a 1-5 scale with 5 being the highest) in response to the statement “I can’t imagine a world without WSFS.”

The current market environment in Delaware and Southeastern Pennsylvania provides us significant opportunity to grow our business organically by attracting customers and banking personnel with strong customer followings, as our larger competitors are distracted with significant mergers, reorganizations, government rescues and other challenges brought about by the economic environment.  These distractions have led to centralized decision-making, reduced lending activity or other steps that have reduced our competitors’ emphasis on customer service and taken decision making away from their employees in our markets.  Additional detail and discussion on our business model is available in the “WSFS Financial Corporation” section in the accompanying prospectus.

Recent Developments

Acquisition of Christiana Bank & Trust Company

On June 24, 2010, we entered into a stock purchase agreement with National Penn Bancshares, Inc., or National Penn, pursuant to which WSFS will purchase all of the issued and outstanding shares of CBT, a Delaware banking corporation and wholly owned subsidiary of National Penn for a total purchase price of $34.5 million in cash.  As a result of the transaction, we estimate we will acquire approximately $161 million in deposits, approximately $115 million in performing loans and approximately $6 billion in trust assets under administration or management.  As part of this transaction CBT will transfer its classified and certain other assets to a subsidiary of CBT and the subsidiary will be transferred to National Penn in exchange for $3.525 million in cash prior to closing.  Completion of the transaction is subject to the receipt of all required regulatory approvals and certain other standard closing conditions.  Immediately after the closing of the stock purchase, CBT will be merged into WSFS Bank.  We anticipate that the closing will occur in the fourth quarter of 2010.

We believe that the acquisition of CBT will significantly accelerate our position in the trust and custody businesses.  By adding more than $6 billion in fiduciary assets, we project that CBT will increase our non-interest income by approximately 14%, based on first quarter 2010 reported results.  We believe the transaction will advance our trust initiatives by several years and provide critical mass and scale.

Financial Reform Legislation

On July 21, 2010, the Dodd-Frank Act, was signed into law.  The new legislation makes extensive changes to the laws regulating financial products and services as well as firms and companies offering financial products and services.  The Dodd-Frank Act also alters certain corporate governance matters affecting public companies.  The legislation requires substantial rulemaking and mandates numerous additional studies, the results of which could impact future legislative and regulatory action.  The Bank is in the process of evaluating this new legislation and determining the extent to which it will impact our current and proposed operations.

Corporate Information

Our principal executive offices are located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, and our telephone number at that address is (302) 792-6000. We maintain an Internet website at www.wsfsbank.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

THE OFFERING

Issuer	WSFS Financial Corporation

Common Stock Offered by Us	$40,000,000 in aggregate public offering price ($46,000,000 in aggregate public offering price if the underwriters exercise their over-allotment option in full).

Common Stock to be Outstanding after this Offering(1)	8,169,346 shares

Use of Proceeds
We expect to receive net proceeds from this offering of approximately $   million after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $    million if the underwriters exercise their over-allotment option in full).  We expect to use the net proceeds from this offering for general corporate purposes, which may include, among other things, (i) support of organic growth arising in our market place and resulting from the current market environment, (ii) acquisition-based growth in our target markets, including the recently-announced acquisition of CBT, and (iii) the potential repurchase of securities issued to the U.S. Department of Treasury under the Capital Purchase Program.

Dividends	We currently pay a quarterly dividend of $0.12 per share on our common stock.

NASDAQ Symbol	WSFS

(1)
The number of shares of common stock to be outstanding after the offering assumes a public offering price of $38.00, which is based on the last reported sale price of our common stock as reported on the NASDAQ Global  Select Market on July 30, 2010 and assumes no exercise of the underwriters’ over-allotment option. The number of shares of common stock indicated excludes 526,015 shares of common stock issuable upon exercise of options outstanding as of June 30, 2010, having a weighted average exercise price of $44.79 per share, 129,310 shares of common stock issuable upon the exercise of a warrant issued to Peninsula Investment Partners, L.P. at an exercise price of $29.00 per share, and 175,105 shares of common stock that may be issued upon exercise of warrants issued to the U.S. Department of Treasury in connection with the Capital Purchase Program at an exercise price of $45.08.

Risk Factors

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-7 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our securities.

Summary Selected Consolidated Financial Data

You should read the following selected consolidated financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated by reference in this prospectus supplement.  The following tables set forth select consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009 and at and for the six-month periods ended June 30, 2010 and 2009.  These selected results of operations data for the years ended December 31, 2009, 2008 and 2007, and the selected balance sheet data as of December 31, 2009 and 2008, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2006 and 2005 and the summary balance sheet data dated as of December 31, 2007, 2006 and 2005 have been derived from our audited financial statements that are not included in this prospectus supplement.  The information for the six months ended June 30, 2010 and 2009 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the six months ended June 30, 2010 are not necessarily indicative of the results that might be expected for the year.

	At June 30,	At December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in Thousands)

Total assets	$3,791,866	$3,748,507	$3,432,560	$3,200,188	$2,997,396	$2,846,752
Net loans (1)	2,460,003	2,479,155	2,443,835	2,233,980	2,019,741	1,775,294
Investment securities (2)	45,535	46,047	49,749	26,235	53,893	56,704
Investment in reverse mortgages, net	(509)	(530)	(61)	2,037	598	785
Other investments	39,779	40,395	39,521	46,615	41,615	46,466
Goodwill and intangible assets	13,371	13,651	15,716	3,020	2,305	1,798
Mortgage-backed securities (2)	755,591	681,242	498,205	496,792	516,711	620,323
Deposits	2,628,782	2,561,871	2,122,352	1,827,161	1,756,348	1,446,236
Borrowings (3)	752,854	787,798	999,734	1,068,149	935,668	1,127,997
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011	67,011
Preferred Equity	52,128	52,059	-	-	-	-
Common Equity	262,605	249,741	216,635	211,330	212,059	181,975
Total stockholders’ equity	314,733	301,800	216,635	211,330	212,059	181,975
Number of full-service branches (4)	36	37	35	29	27	24

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except Per Share Data)

Interest income	$82,012	$78,646	$157,730	$166,477	$189,477	$177,177	$136,022
Interest expense	21,971	28,375	53,086	77,258	107,468	99,278	62,380
Provision for loan losses	22,004	19,650	47,811	23,024	5,021	2,738	2,582
Noninterest income	23,577	23,768	50,241	45,989	48,166	40,305	34,653
Noninterest expenses	57,372	55,329	108,504	89,098	82,031	69,314	62,877
Provision (benefit) for income taxes	427	(1,564)	(2,093)	6,950	13,474	15,660	14,847
Net income	3,815	624	663	16,136	29,649	30,441	27,856
Dividends on preferred stock and accretion of discount	1,384	1,264	2,590	-	-	-	-
Net income (loss) allocable to common stockholders	2,431	(640)	(1,927)	16,136	29,649	30,441	27,856
Earnings (loss) per share allocable to common stockholders:
Basic	0.34	(0.10)	(0.30)	2.62	4.69	4.59	4.10
Diluted	0.34	(0.10)	(0.30)	2.57	4.55	4.41	3.89

(1)	Includes loans held-for-sale.
(2)	Includes securities available-for-sale, trading and held-to-maturity.
(3)	Borrowings consist of FHLB advances, securities sold under agreement to repurchase and other borrowed funds.
(4)	WSFS closed one branch in 2010, opened two branches in 2009, acquired six (keeping four open and closing two) in 2008, opened three branches and closed one branch in 2007, and opened three in 2006.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Interest rate spread	3.47%	2.98%	3.10%	2.94%	2.80%	2.70%	2.91%
Net interest margin (1)(2)	3.62	3.18	3.30	3.13	3.09	2.98	3.13
Efficiency ratio	68.17	74.18	69.56	65.36	62.48	58.09	57.46
Noninterest income as a percentage of total revenue (1)	28.01	31.87	32.21	33.74	36.69	33.78	31.67
Return on average equity (2)	2.46	0.46	0.24	7.30	14.34	15.42	14.78
Return on average assets (2)	0.20	0.04	0.02	0.50	0.98	1.03	1.05
Nonperforming assets to total assets	2.26	2.23	2.19	1.04	0.99	0.14	0.12
Nonaccruing loans to total loans	2.74	2.54	2.61	1.15	1.38	0.19	0.19
Allowance for loan losses to total loans	2.48	1.63	2.12	1.26	1.12	1.34	1.41
Average equity to average assets	8.21	7.58	7.86	6.86	6.87	6.68	7.10
Tangible equity to tangible assets	7.98	7.22	7.72	5.88	6.52	7.00	6.33
Tangible common equity to tangible assets	6.60	5.75	6.31	5.88	6.52	7.00	6.33
Total capital to risk-weighted assets (3)	12.51	11.15	12.24	11.00	12.31	13.54	13.38
Core capital to adjusted total assets (3)	8.69	8.08	8.67	7.99	8.63	9.25	8.56
Tier 1 capital to risk-weighted assets (3)	11.26	9.45	11.02	9.90	11.16	12.42	12.31

(1)	Computed on a fully tax-equivalent basis.
(2)	Ratios for the six months ended June 30, 2010 and 2009 are annualized.
(3)	WSFS Bank only.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended.  Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us.  In any such case, you could lose all or a portion of your original investment.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at times or prices they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  These factors include, in addition to those described in “Special Note Regarding Forward-Looking Statements”:

•	Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	Changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	Speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	Fluctuations in the stock price and operating results of our competitors;

•	Future sales of our equity or equity-related securities;

•	Proposed or adopted regulatory changes or developments;

•	Domestic and international economic factors unrelated to our performance; and

•	General market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, the stock market in general has experienced extreme price and volume fluctuations in recent years.  This volatility has had a significant effect on the market price of securities issued by many companies, for reasons unrelated to their operating performance.  These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.  We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

      Trading volume of our common stock is less than that of other larger financial services companies which may adversely affect the market price and may limit stockholders’ ability to quickly and easily sell their common stock, particularly in large quantities.

Although our common stock is listed for trading on the NASDAQ Global Select Market, the trading volume is less than that of other larger financial services companies.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time.  This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.  Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause the price of our common stock to fall.  As a result, stockholders may find it difficult to sell a significant number of shares at the prevailing market price.

We may issue additional equity securities, or engage in other transactions which dilute our book value and our earnings per share or affect the priority of the common stock, which may adversely affect the market price of our common stock.

From time to time, our board of directors may determine that we need to raise additional capital by issuing additional shares of our common stock or other securities.  Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into, exchangeable for, or that represent the right to receive, common stock.  Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected.  Such offerings could be dilutive to common stockholders.  New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current common stockholders.

Additionally, if we raise additional capital by making offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our directors and executive officers own approximately 24.7% of the outstanding common stock. As a result of their combined ownership, they could make it more difficult to obtain approval for some matters submitted to stockholder vote, including acquisitions of WSFS Financial Corporation.  The results of the vote may be contrary to the desires or interests of the other stockholders.

Directors, executive officers and their affiliates own approximately 24.7% of the outstanding shares of common stock as of March 11, 2010, excluding shares which may be acquired upon the exercise of stock options or warrants or upon vesting of restricted stock.  We anticipate that our directors and officers may purchase additional shares in the offering. By voting against a proposal submitted to stockholders, the directors and officers, as a group, may be able to make the approval more difficult for proposals requiring the vote of stockholders, such as some mergers, share exchanges, asset sales, and amendments to the amended and restated certificate of incorporation.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, or the FDIC, any other deposit insurance fund or by any other public or private entity.  Investment in the common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement and the accompanying prospectus and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you acquire our common stock, you may lose some or all of your investment.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or WSFS Bank’s capital ratios fall below the required minimums, we or WSFS Bank could be forced to raise additional capital by making offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders.  Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.  If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Risks Related to Our Business

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in the State of Delaware, southeastern Pennsylvania and, to a lesser extent, contiguous counties in Maryland and northern Virginia, as nearly all of our loans are to customers in this market. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation in the decline of real estate valuations in these markets would lower the value of the collateral securing those loans. In addition, a continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

Our loan portfolio includes a substantial amount of commercial real estate and commercial and industrial loans. The credit risk related to these types of loans is greater than the risk related to residential loans.

Our commercial loan portfolio, which includes commercial and industrial loans and commercial real estate loans, totaled $1.9 billion at June 30, 2010, comprising 76% of total loans. Commercial and industrial loans generally carry larger loan balances and involve a greater degree of risk of nonpayment or late payment than home equity loans or residential mortgage loans. Any significant failure to pay or late payments by our customers would hurt our earnings. The increased credit risk associated with these types of loans is the result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, and the effects of general economic conditions on income-producing properties. A significant portion of our commercial real estate and commercial and industrial loan portfolios includes a balloon payment feature. A number of factors may affect a borrower’s ability to make or refinance a balloon payment, including the financial condition of the borrower, the prevailing local economic conditions and the prevailing interest rate environment.

Furthermore, commercial real estate loans secured by owner-occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company suffers difficulties with sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. The collateral for our commercial loans that are secured by real estate are classified as 67% owner occupied properties and 33% non-owner occupied properties.

We may not realize the anticipated benefits from our proposed acquisition of Christiana Bank & Trust Company.

Subsequent to the purchase of all of the issued and outstanding shares of CBT from National Penn, CBT will be merged into WSFS Bank. We anticipate that the acquisition of CBT will accelerate our position in the trust and custody businesses and increase our noninterest income as well as further solidify our market business in an attractive Delaware submarket.  The success of this transaction, however, will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of WSFS Bank and CBT in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of CBT nor result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

WSFS Bank and CBT have operated and, until the completion of the acquisition, will continue to operate, independently. Certain CBT employees may not be employed by us after the acquisition. In addition, CBT employees that we wish to retain may elect to terminate their employment as a result of the acquisition, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of CBT’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the acquisition.

The stock purchase agreement with National Penn may be terminated in accordance with its terms and the acquisition of CBT may not be completed.

The stock purchase agreement with National Penn is subject to a number of conditions which must be fulfilled in order to close. Those conditions include the receipt of regulatory approvals, the continued accuracy of certain representations and warranties by both parties, the absence of injunctions, and the performance by both parties of certain covenants and agreements. There can be no assurance that the conditions to closing the acquisition of CBT will be fulfilled or that the acquisition of CBT will be completed.

Regulatory approvals for the CBT acquisition may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the CBT acquisition may be completed, various approvals or consents must be obtained from the federal bank regulatory and other authorities. These governmental entities may impose conditions on the completion of the CBT acquisition or require changes to the terms of the stock purchase agreement. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the stock purchase agreement or imposing additional costs on or limiting our revenues, any of which might have an adverse effect on us following the CBT acquisition. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any unanticipated conditions will be imposed.

Higher FDIC insurance premiums and assessments will adversely impact our earnings.

FDIC insurance premiums have increased substantially since 2008. A large number of bank failures have significantly depleted the Deposit Insurance Fund, or DIF, and reduced the ratio of reserves to insured deposits, which is required to be at least 1.15% of insured deposits and the Dodd-Frank Act requires this reserve ratio to increase to 1.35% by 2020.  On May 22, 2009, the FDIC adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. The special assessment was payable on September 30, 2009. We recorded an expense of $1.7 million during the quarter ended June 30, 2009, to reflect the special assessment.  Any further special assessments will be recorded as an expense during the appropriate period. In addition, the FDIC increased the general assessment rate and our prior credits for federal deposit insurance were fully utilized during the quarter ended June 30, 2009. Therefore, our FDIC general insurance premium expense will increase compared to prior periods.

We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, which provides unlimited deposit insurance for noninterest-bearing transaction deposit accounts until December 31, 2010. Banks that participate in the TLG’s noninterest-bearing transaction account guarantee must now pay the FDIC an annual assessment of 15 to 25 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLG program upon depository institution holding companies, as well.

On November 12, 2009, the FDIC issued a final rule requiring all banks to prepay their estimated assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012 payable on December 30, 2009. Based on the final rule, we were required to make a payment of $21.3 million to the FDIC on December 30, 2009 and to record the pre-payment as a prepaid expense, which will be amortized over three years. Whether this prepayment will provide sufficient funding is uncertain. There is no assurance the FDIC will not require additional funding from the banking system which may negatively impact us.

In the future, we may be required to pay even higher FDIC premiums than the recently increased levels.  In addition, on January 12, 2010, the FDIC requested comments on a proposed rule tying assessment rates of FDIC-insured institutions to the institution’s employee compensation programs. The exact requirements of such a rule are not yet known, but such a rule could increase the amount of premiums we must pay for FDIC insurance. Furthermore, the FDIC announced a proposed rule on April 13, 2010, that, if adopted, would alter the initial and total base assessment rates applicable to all insured depository institutions effective January 1, 2011, with actual total assessment rates being set three basis points higher than the rates in effect on January 1, 2011, in accordance with the Amended Restoration Plan that the FDIC adopted on September 29, 2009.  These announced increases and any future increases or required prepayments of FDIC insurance premiums may adversely impact our earnings.

Several provisions of the Dodd-Frank Act will also have an impact on deposit insurance assessments.  Under the Dodd-Frank Act, WSFS Bank’s deposit assessment will be calculated as a percentage of average consolidated total assets less its average tangible equity, rather than as a percentage of its deposit base.  In addition to the increase of the reserve ratio of the DIF from 1.15% to 1.35% of insured deposits by 2020, the Dodd-Frank Act removes the statutory maximum cap for the reserve ratio, which is currently set at 1.5%.  The Dodd-Frank Act also provides for full insurance coverage of qualifying “noninterest-bearing transaction accounts” for the two years after December 31, 2010 and makes permanent the increase on the maximum deposit insurance limit of $250,000.

Our nonperforming assets show a significant increase over the past 18 months.  Further increases will have an adverse effect on our earnings.

Our nonperforming assts (which consist of nonaccrual loans, assets acquired through foreclosure and troubled debt restructurings), totaled $85.8 million at June 30, 2010, which is an increase of $50.0 million, or 140%, over the $35.8 million in nonperforming assets at December 31, 2008.  Our nonperforming assets adversely affect our net income in various ways.  We do not record interest income on nonaccrual loans and assets acquired through foreclosure.  We must establish an allowance for loan losses that reserves for losses inherent in the loan portfolio that are both probable and reasonably estimable through current period provisions for loan losses.  From time to time, we also write down the value of properties in our portfolio of assets acquired through foreclosure to reflect changing market values.  Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to assets acquired through foreclosure.  The resolution of nonperforming assets requires the active involvement of management, which can distract management from its overall supervision of operations and other income producing activities.  Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance for loan losses accordingly, which will have an adverse effect on our earnings.

Changes in interest rates and other factors beyond our control could have an adverse impact on our earnings.

Our operating income and net income depend to a greater extent on our net interest margin, which is the difference between the interest yields we receive on loans, securities and other interest-earning assets and the interest rates we pay on interest-bearing deposits and other liabilities.  The net interest margin is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes.  When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income.  Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.  These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental regulatory agencies, including the Federal Reserve.

We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing  liabilities, but interest rate risk management techniques are not exact.  As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations.  The results of our interest rate sensitivity simulation models depend upon a number of assumptions which may prove to be not accurate.  There can be no assurance that we will be able to successfully manage our interest rate risk.  Increases in market rates and adverse changes in the local residential real estate market, the general economy or consumer confidence would likely have a significant adverse impact on our non-interest income, as a result of reduced demand for residential mortgage loans that we make on a pre-sold basis.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans, our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.

We are subject to extensive regulation which could have an adverse effect on our operations.

We are subject to extensive regulation and supervision from the OTS and the FDIC. This regulation and supervision is intended primarily for the protection of the DIF, our depositors and borrowers, rather than for holders of our equity securities. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of our assets and determination of the level of the allowance for loan losses. As a result of recent market conditions, we expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

The Dodd-Frank Act contains a number of sizable changes to the regulation and supervision of the financial industry.  Among other provisions which may have an impact on our operations, the Dodd-Frank Act calls for the elimination of the OTS, which is our primary federal regulator and the primary federal regulator of WSFS Bank within 12 to 18 months of enactment.  Our primary federal regulator will become the Federal Reserve, and the primary federal regulator for WSFS Bank will become the OCC.  The Federal Reserve and OCC will generally have rulemaking, examination, supervision and oversight authority over our operations and the FDIC will retain secondary authority over WSFS Bank.  Prior to the elimination of the OTS, the Federal Reserve and OCC will provide a list of the current regulations issued by the OTS that each will continue to apply.  OTS guidance, orders, interpretations, policies and similar items under which we and other federal savings associations and savings and loan holding companies operate will continue to remain in effect until they are superseded by new guidance and policies from the OCC or Federal Reserve.

       As a grandfathered unitary savings and loan holding company, we are permitted to engage in non-financial activities, though we do not currently utilize that authority. Under the Dodd-Frank Act, the Federal Reserve may determine that, absent certain structural changes, we will be permitted to engage in only those activities that are permitted for a financial holding company under the Bank Holding Company Act.

Additionally, the Dodd-Frank Act creates a new, independent federal agency called the Consumer Financial Protection Bureau, or the Bureau.  The Bureau is granted rulemaking authority over several federal consumer financial protection laws and, in some instances, has the authority to examine and enforce compliance with these laws and regulations.  The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and permits state attorneys general to, in certain circumstances, enforce compliance with both the state and federal laws and regulations.  Federal preemption of state law requirements, traditionally a component of WSFS Bank’s a federal savings association charter, has also been modified by the Dodd-Frank Act and now requires a case-by-case determination of preemption by the OCC and eliminates preemption for subsidiaries of WSFS Bank.  Depending on the implementation of this revised federal preemption standard, the operations of WSFS Bank could become subject to additional compliance burdens in the states in which it operates.

The Dodd-Frank Act mandates hundreds of new rulemakings by federal agencies, many of which could impact our operations and increase our compliance burden and associated costs.  We are in the process of examining the Dodd-Frank Act to determine its impact on our operations and will monitor any future rulemakings to ensure compliance with the requirements and standards established.

WSFS Bank has entered into a memorandum of understanding with the OTS.

In December 2009, WSFS Bank entered into an informal memorandum of understanding with the OTS. A memorandum of understanding is characterized by bank regulatory agencies as an informal action that is neither published nor made publicly available by the agencies and is used when circumstances warrant a milder response than a formal regulatory action. Regulatory actions, such as this memorandum of understanding, are on the rise as a result of the current severe economic conditions and the related impact on the banking industry.

In accordance with the terms of the memorandum of understanding, WSFS Bank has agreed, among other things, to: (i) adopt and implement a written plan to reduce criticized assets; (ii) review and revise its policies regarding the identification, monitoring and managing the risks associated with loan concentrations for certain commercial loans and reduce concentration limits of such loans; (iii) review and revise credit administration policies and dedicate additional staffing resources to this department; (iv) implement a revised internal review program; (v) obtain prior OTS approval before increasing the amount of brokered deposits; and (vi) approve a written strategic business plan and compliance plan concerning the exercise of fiduciary powers.

We are committed to expeditiously addressing and resolving all the issues raised in the memorandum of understanding and the board of directors and management of WSFS Bank have taken actions to comply with its provisions. A material failure to comply with the terms of the memorandum of understanding could subject the Bank to additional regulatory actions and further regulation by the OTS, or result in a formal action or constraints on the Bank’s business, any of which may have a material adverse effect on our future results of operations and financial condition.

The securities purchase agreement between us and Treasury permits Treasury to impose additional restrictions on us retroactively.

On January 23, 2009, as part of the Capital Purchase Program, or CPP, under the Troubled Asset Relief Program, or TARP, we entered into a securities purchase agreement with the U.S. Department of Treasury, or Treasury, pursuant to which we sold (i) 52,625 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, and (ii) a warrant to purchase 175,105 shares of our common stock for an aggregate purchase price of $52.6 million in cash. The Series A Preferred Stock is included in the calculation of Tier 1 capital and pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Treasury warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $45.08 per share of common stock. The securities purchase agreement we entered into with Treasury permits Treasury to unilaterally amend the terms of the securities purchase agreement to comply with any changes in federal statutes after the date of its execution.  The American Recovery and Reinvestment Act of 2009, or ARRA, imposed additional executive compensation and expenditure limits on all current and future TARP recipients, including us, until we have repaid the Treasury. These additional restrictions may impede our ability to attract and retain qualified executive officers. ARRA also permits TARP recipients to repay the Treasury without penalty or requirement that additional capital be raised, subject to Treasury’s consultation with our primary federal regulator.  The terms of the CPP also restrict our ability to increase dividends on our common stock and undertake stock repurchase programs.  Congress may impose additional restrictions in the future which may also apply retroactively. These restrictions may have a material adverse affect on our operations, revenue and financial condition, on the ability to pay dividends, our ability to attract and retain executive talent and restricts our ability to increase our cash dividends or undertake stock repurchase programs.

We are subject to liquidity risk.

Due to the continued growth in our lending operations, particularly in corporate and small business lending, our total loans have exceeded customer deposit funding.  To supplement deposits, we have diversified our funding sources to include Federal Home Loan Bank advances, federal funds purchased, securities sold under agreements to repurchase and brokered funds.  Changes in interest rates, alternative investment opportunities and other factors may make deposit gathering more difficult. Additionally, interest rate changes or disruptions in the capital markets may make the terms of the borrowings and brokered deposits less favorable and may make it difficult to sell securities when needed to provide additional liquidity. As a result, there is a risk that the cost of funding will increase or that we will not have sufficient funds to meet our obligations when they come due.

The market value of our securities portfolio may be impacted by the level of interest rates and the credit quality and strength of the underlying issuers and general liquidity in the market for investment securities.

If a decline in the market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value with the amount of impairment related to credit losses recognized in earnings while the amount of impairment related to all other factors is recognized in other comprehensive income. As of June 30, 2010, we owned securities classified as available for sale with an aggregate historical cost of $773.0 million and an estimated fair value of $787.9 million.  During the year ended December 31, 2009, we had one security that was determined to be other than temporarily impaired with a credit loss recognized in earnings of only $86,000.  There were no securities with other than temporary impairments for the six months ended June 30, 2010, although we can give no assurance that we will not have additional other than temporarily impaired securities in the future.  Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities.  As a result, changes in values of securities affect our equity and may impact earnings.

In addition, the value of our BBB+ rated mortgage-backed security is subject to market value fluctuations. To develop a range of likely fair value prices, our valuation is highly dependent upon various observable and unobservable inputs.  If the value of the observable inputs declines or as a result of economic conditions, management changes its assumptions regarding what market participants would use in pricing this asset, the value of this asset may decline.  As a result, we would record any market adjustments related to this asset as a charge to earnings.

At June 30, 2010 we had $13.4 million of goodwill and intangible assets.  We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. We test our goodwill and other intangible assets with indefinite lives for impairment at least annually (or whenever events occur which may indicate possible impairment). Impairment testing may result in a material, non-cash write-down of our goodwill assets and could have a material adverse impact on our results of operations.  Goodwill impairment begins with a comparison of the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired. If the fair value of the reporting unit is less than the carrying amount a Step 2 impairment test is required. Determining the fair value of our reporting unit requires a high degree of subjective management assumptions. Any changes in key assumptions about our business and its prospects, changes in market conditions or other external factors, for impairment testing purposes could result in an impairment charge to earnings.

Our investment in the Federal Home Loan Bank of Pittsburgh, or the FHLB, stock may be subject to impairment charges in future periods if the financial condition of the FHLB declines further.

We are required to hold FHLB stock as a condition of membership in the FHLB.  Ownership of FHLB stock is restricted and there is no market for these securities.  As of June 30, 2010, the carrying value of our FHLB stock was $39.3 million. In 2009, the FHLB reported significant losses due to numerous factors, including other-than-temporary impairment charges on its portfolio of private-label mortgage-backed securities.  In February 2009, the FHLB announced a capital restoration plan which restricts it from repurchasing or redeeming capital stock or paying dividends. If the FHLB financial condition continues to decline, other-than-temporary impairment charges related to our investment in FHLB stock may occur in future periods.

Our Cash Connect Division relies on numerous couriers and armored car companies to transport its cash and fund the ATMs it services for our customers, and numerous networks to settle its cash.

The profitability of Cash Connect is reliant upon its efficient distribution of large amounts of cash to its customers’ ATMs using an extensive network of couriers and armored car companies.  It is possible those associated with a courier or armored car company could misappropriate funds belonging to Cash Connect.  Cash Connect has experienced such occurrences in the past, including one in 2001 and potentially another in 2010.  Cash Connect settles its transactions through a number of national networks.  It is possible a network could fraudulently redirect the settlement of cash belonging to Cash Connect.  It is also possible Cash Connect would not have established proper policies, controls or insurance and, as a result, any misappropriation of funds could result in an impact to earnings.

Risks Relating to Recent Market, Legislative and Regulatory Events

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.  Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-

wide liquidity problems and could lead to losses or defaults by us or by other institutions.  There is no assurance that any such losses would not materially and adversely affect our results of operations.

The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.

The Federal Reserve regulates the supply of money and credit in the United States.  Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin.  Changes to interest rate policies can also materially decrease the value of financial assets we hold, such as debt securities.  The Federal Reserve’s policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.  Additionally, the Dodd-Frank Act includes sweeping financial reforms, including the creation of the Consumer Financial Protection Bureau with extensive powers over the manner in which financial services and products are offered to consumers.  The legislation significantly alters not only how financial firms are regulated but also how they conduct their business.  Changes in Federal Reserve policies and our regulatory environment generally are beyond our control, and we are unable to predict what changes may occur or the manner in which any future changes may affect our business, financial condition and results of operation.

The prolonged deep recession, difficult market conditions and economic trends have adversely affected our industry and our business.

We are particularly exposed to downturns in the U. S. housing market. Dramatic declines in the housing market over the past two years, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans that resulted in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased credit supply in part due to the reduction in non-bank providers of credit in the marketplace. This market turmoil and tightening of credit has led to increased commercial and consumer delinquencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly. Financial institutions have experienced decreased access to deposits or borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price.  A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the industry. In particular, we may face the following risks in connection with these events:

•	An increase in the number of borrowers unable to repay their loans in accordance with the original terms.

•	Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.

•
We also may be required to pay even higher FDIC premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

•	Our ability to borrow from other financial institutions or the FHLB on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events.

•	We may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Financial reforms and related regulations may affect our business activities, financial position and profitability.

The Dodd-Frank Act, signed into law on July 21, 2010, makes extensive changes to the laws regulating financial services firms and requires significant rulemaking. In addition, the legislation mandates multiple studies, which could result in additional legislative or regulatory action. We are currently reviewing the impact the legislation will have on our business.

The legislation charges the federal banking agencies, including the Federal Reserve and the OCC with drafting and implementing enhanced supervision, examination and capital standards for depository institutions and their holding companies. The enhanced requirements include, among other things, changes to capital, leverage and liquidity standards and numerous other requirements. The Dodd-Frank Act also authorizes various new assessments and fees, expands supervision and oversight authority over nonbank subsidiaries, increases the standards for certain covered transactions with affiliates and requires the establishment of minimum leverage and risk-based capital requirements for insured depository institutions. The Dodd-Frank Act will eliminate the OTS, which is currently our primary regulator, and will transfer the OTS’s rulemaking and supervisory functions to, among other agencies, the Federal Reserve and OCC.  Our primary federal regulator will become the Federal Reserve and the Bank’s primary federal regulator will be the OCC. In addition, the Dodd-Frank Act contains several provisions that change the manner in which deposit insurance premiums are assessed and which could increase the FDIC deposit insurance premiums paid by us. The Dodd-Frank Act also requires the SEC to complete studies and develop rules regarding various investor protection issues, including stockholder access to proxy solicitations.

The Dodd-Frank Act establishes a new, independent Consumer Financial Protection Bureau which will have broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards. States will be permitted to adopt stricter consumer protection laws and state attorney generals can enforce consumer protection rules issued by the Bureau.

The changes resulting from the Dodd-Frank Act, as well as the regulations promulgated by federal agencies, may impact the profitability of our business activities, require changes to certain of its business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. economy or the U.S. banking system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008, or the EESA, which, among other measures, authorized the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” The purpose of TARP was to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. More recently, on February 17, 2009, the ARRA was signed into law. ARRA, more commonly known as the economic stimulus bill or economic recovery package, was intended to stimulate the economy and provides for broad infrastructure, education and health spending.

On October 14, 2008, the FDIC announced the establishment of a temporary liquidity guarantee program to provide full deposit insurance for all non-interest bearing transaction accounts and guarantees of certain newly issued senior unsecured debt issued by FDIC-insured institutions and their holding companies. Insured institutions were automatically covered by this program from October 14, 2008 until December 5, 2008, unless they opted out prior to that date. Under the program, the FDIC will guarantee timely payment of newly issued senior unsecured debt issued on or before June 30, 2010. The debt includes all newly issued unsecured senior debt including promissory notes, commercial paper and inter-bank funding. The aggregate coverage for an institution may not exceed 125% of its debt outstanding on September 30, 2008 that was scheduled to mature before June 30, 2009, or, for certain insured institutions, 2% of liabilities as of September 30, 2008. The guarantee will extend to June 30, 2012 even if the maturity of the debt is after that date. The Bank pays a fee equal to 300 basis points for its participation in the unsecured debt guarantee program.

The purpose of these legislative and regulatory actions is to stabilize the U.S. economy and banking system. The EESA, the ARRA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $     million after deducting underwriting discounts and commissions and our estimated expenses (or approximately $         million if the underwriters exercise their over-allotment option in full).   We expect to use the net proceeds from this offering for general corporate purposes, which may include, among other things, (i) support of organic growth arising in our market place and resulting from the current market environment, (ii) acquisition-based growth in our target markets, including the recently-announced acquisition of CBT, and (iii) the potential repurchase of securities issued to the U.S. Department of Treasury under the Capital Purchase Program.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2010.  Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of June 30, 2010 and assuming:

•	the net proceeds to us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering of $ , are $ ; and

•	the underwriters’ over-allotment option is not exercised.

	At June 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollars in Thousands)
Stockholders’ Equity:
Serial Preferred Stock, $.01 par value, 7,500,000 shares authorized, 52,625 shares outstanding	$1	$
Common Stock, $.01 par value, 20,000,000 shares authorized; 16,697,283 shares issued; as adjusted	166
Capital in Excess of Par Value	167,992
Retained Earnings	386,036
Accumulated Other Comprehensive Income	8,818
Treasury Stock, at cost	(248,280)
Total Stockholders’ Equity	$314,733	$

WSFS Bank Capital Ratios (1)
Total capital to risk-weighted assets	12.51%		%
Core capital to adjusted total assets	8.69
Tier 1 to risk-weighted assets	11.26

(1)	The as adjusted capital ratios assume the initial deployment of the net proceeds of the offering in short-term investments carrying a 20% risk weighting under applicable regulations.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS.”  The last reported sales price of our common stock on the NASDAQ Global Select Market on July 30, 2010 was $38.00 per share.  As of July 30, 2010, we had 7,116,714 shares of common stock outstanding, held of record by approximately 1,100 stockholders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the NASDAQ Global Select Market for the periods shown as well as the quarterly dividends declared.

		Low	High	Dividends
2010	3rd – (through July 30, 2010)	$32.87	$38.82	$0.12
	2nd	$34.33	$44.95	$0.12
	1st	$25.28	$39.75	$0.12
				$0.36

2009	4th	$24.16	$30.18	$0.12
	3rd	$26.00	$32.70	$0.12
	2nd	$20.78	$33.85	$0.12
	1st	$16.47	$49.50	$0.12
				$0.48

2008	4th	$35.51	$60.50	$0.12
	3rd	$40.04	$65.50	$0.12
	2nd	$42.79	$53.84	$0.12
	1st	$41.12	$54.17	$0.10
				$0.46

The payment of any future cash dividends on the common stock will depend largely upon the ability of WSFS Bank to declare and pay dividends to us.  WSFS Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies.  WSFS Bank may not pay dividends to us without prior OTS approval.  Under the terms of our Series A Preferred Stock, without the prior consent of the Treasury, we cannot increase the amount of the dividend on our common stock beyond the amount of the dividend declared or paid prior to October 14, 2008.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P., as the representative of the several underwriters. We have entered into an underwriting agreement with the underwriters, dated                      , 2010.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Sandler O’Neill & Partners, L.P.
Janney Montgomery Scott LLC

Total

The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased.  The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement, to purchase up to 6,000,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.  The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering.  To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $            per share.  The underwriters may allow, and these dealers may re-allow, a concession not in excess of $           per share on sales to other dealers.  After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Price to public	$	$	$
Underwriting discount
Proceeds to us, before expenses

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $         and are payable by us.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets.  The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement.  We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our preferred stock or common stock, any of our securities that are substantially similar to any of our common stock or any or securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P.  These restrictions are expressly agreed to preclude us, and our officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise.  The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day-period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the preceding paragraph will not apply to (i) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; (ii)  the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option plans, as those plans are in effect on the date of this prospectus supplement; (iii) the issuance by us of shares of our common stock upon the exercise of stock options that are outstanding on the date of this prospectus supplement (including issuances to directors and executive officers provided no shares are transferred or disposed of in connection with the exercise of such options), and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus supplement under stock option plans referred to in clause (ii) of this sentence, as those plans are in effect on the date of this prospectus supplement; (iv) a bona fide gift or gifts by any of our officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; (v) a transfer by any of our officers or directors to any trust for the direct or indirect benefit of that officer or director or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value; (vi) pledged in a bona fide outstanding transaction and disclosed to the underwriter; (vii) pursuant to existing 10b5-1 plans; or (viii) with the prior written consent of the representative. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity.  We and the Bank have agreed, jointly and severally, to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “WSFS”

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase.  This creates a syndicate short position which may be either a covered short position or a naked short position.  In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option.  In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.  The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.  In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option.  If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock.  As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock.  These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other.  From time to time, the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

LEGAL MATTERS

The validity of the common stock to be issued by us through this prospectus supplement will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C.  Certain legal matters relating to the offering will be passed upon for the underwriters by DLA Piper LLP (US), Washington, D.C.

EXPERTS

The consolidated financial statements of WSFS Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated March 16, 2010 on the consolidated financial statements of WSFS Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, refers to WSFS Financial Corporation’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), effective January 1, 2007, and FASB Statement No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), effective January 1, 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-167404), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act of 1933, as amended.  This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement.  For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement.  Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.  Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E., Room 1580, Washington, DC  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees.  The registration is also available to you on the SEC’s website.  http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update information previously contained in this prospectus supplement and any incorporated document. Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated by reference in this prospectus supplement and the accompanying supplement will be deemed modified or superseded to the extent that a later statement contained in this prospectus and the accompanying prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus supplement and the accompanying prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed

• Annual Report on Form 10-K	For the fiscal year ended December 31, 2009
• Quarterly Report on Form 10-Q	For the quarters ended March 31, 2010 and June 30, 2010
• Current Reports on Form 8-K
Dated January 22, 2010, January 28, 2010, February 9, 2010, February 18, 2010, April 22, 2010, April 29, 2010, April 29, 2010, May 10, 2010, May 20, 2010, June 9, 2010, June 23, 2010, July 19, 2010, July 21, 2010, July 23, 2010, July 26, 2010 and August 2, 2010.

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. In addition, we incorporate by reference the description of our common stock, par value $.01 per share, contained in our Registration Statement on Form 8-A we filed with the SEC on July 7, 1989 (Commission File No. 0-16668).

These documents are available without charge to you on the Internet at www.wsfsbank.com or if you call or write to: Investor Relations, WSFS Financial Corporation, 500 Delaware Avenue, Wilmington, Delaware 19801 (302) 571-7264.  Our periodic reports are also available on our website at www.wsfsbank.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

PROSPECTUS

$150,000,000

WSFS Financial Corporation
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units
Debt Securities

WSFS Capital Trust IV
WSFS Capital Trust V
Capital Securities
(fully and unconditionally guaranteed as described herein
by WSFS Financial Corporation)

We and/or the Issuer Trusts may offer and sell any combination of the securities listed above, in one or more offerings, up to a total dollar amount of $150,000,000 (or the equivalent in foreign currency or currency units). We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for debt or equity securities of the Company or of one or more entities.

We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the NASDAQ Global Market, under the symbol “WSFS.”  On July 20, 2010, the last quoted sale price of our common stock was $35.53 per share. You are urged to obtain current market quotations of the common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

The securities may be offered and sold on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the Risk Factors referred to on page 6 of this prospectus and set forth in the applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2010

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “WSFS” and the “Company” to refer to WSFS Financial Corporation and its subsidiaries (unless the context indicates another meaning), the terms “Bank” and “WSFS Bank” mean Wilmington Savings Fund Society, FSB and its subsidiaries (unless the context indicates another meaning). WSFS Capital Trust IV and WSFS Capital Trust V, individually referred to as an “Issuer Trust” and together referred to as the “Issuer Trusts,” are Delaware statutory trusts which may offer from time to time capital securities representing preferred undivided beneficial interests in the assets of the applicable Issuer Trust.

This prospectus is part of a registration statement we and the Issuer Trusts filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any number of the securities described in this prospectus in one or more offerings with a total aggregate principal amount or initial purchase price amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. You should read this prospectus, the prospectus supplement, and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with any offering of our securities described in this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We and the Issuer Trusts may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the Issuer Trusts directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by WSFS. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  These forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control) are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the volatility in the financial and securities markets, including changes with respect to the market value of our financial assets;

•	the overall quality of the composition of our loan and securities portfolios;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•
results of examinations of the Bank by the Office of Thrift Supervision (“OTS”), including the possibility that the OTS may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•	our ability to manage loan delinquency rates and net charge-offs;

•	our ability to retain key members of our senior management team;

•
changes resulting from our participation in the U.S. Department of Treasury’s Capital Purchase Program in which we are participating, including additional conditions that may be imposed in the future on participating companies;

•	increased competitive pressures among financial services companies;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•	legislative or regulatory changes that adversely affect our business, including increased costs of deposit insurance and other assessments;

•
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. Government and other governmental initiatives affecting the financial services industry;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents and in our other filings with the SEC.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed

• Annual Report on Form 10-K	For the fiscal year ended December 31, 2009
• Quarterly Report on Form 10-Q	For the quarter ended March 31, 2010
• Current Reports on Form 8-K	Dated January 22, 2010, January 28, 2010, February 9, 2010, February 18, 2010, April 22, 2010, April 29, 2010, April 29, 2010, May 10, 2010, May 20, 2010, June 9, 2010, June 24, 2010 and July 19, 2010

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. In addition, we incorporate by reference the description of our common stock, par value $.01 per share (“Common Stock”), contained in our Registration Statement on Form 8-A we filed with the SEC on July 7, 1989.

These documents are available without charge to you on the Internet at www.wsfsbank.com or if you call or write to: Investor Relations, WSFS Financial Corporation, 500 Delaware Avenue, Wilmington, Delaware 19801 (302) 792-6000.  Our periodic reports are also available on our website at www.wsfsbank.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

We have not included any separate financial statements for the Issuer Trusts. The Issuer Trusts’ financial statements have been omitted because the Issuer Trusts are wholly owned subsidiaries with no independent guarantee of the fee obligations relating to the capital securities.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

WSFS FINANCIAL CORPORATION

WSFS Financial Corporation is parent to WSFS Bank, one of the ten oldest banks in the United States continuously-operating under the same name.  A permanent fixture in this community, WSFS has been in operation for more than 178 years.  In addition to its focus on stellar customer service, the Bank has continued to fuel growth and remain relevant.  The Bank is a relationship-focused, locally-managed, community banking institution that has grown to become the largest thrift holding company in the State of Delaware, the second largest commercial lender in the state and the fourth largest bank in terms of Delaware deposits.

WSFS’ core banking business is commercial lending funded by customer-generated deposits.  We have built a $1.9 billion commercial loan portfolio at March 31, 2010, by recruiting the best seasoned commercial lenders in our markets and offering a high level of service and flexibility typically associated with a community bank.  We fund this business primarily with deposits generated through commercial relationships and retail deposits in our 41-branch retail banking franchise located in Delaware, southeastern Pennsylvania and Northern Virginia.  We also offer a broad variety of consumer loan products, retail securities and insurance brokerage through our retail branches.

In 2005, we established the WSFS Trust and Wealth Management Division which provides a variety of wealth management services.  We built this division in response to demand from our commercial banking clients as their businesses and our relationships with them matured.  We also built this business as we believed there was an underserved market for products and services to non-ultra wealthy clients - those with less than $5 million in investable assets.  Our wealth management business is complemented by an asset management company, Cypress Capital Management, a Registered Investment Advisor, which we acquired in 2004.

Our Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States.  At March 31, 2010, Cash Connect managed more than $302 million in vault cash in more than 11,000 non-bank ATMs nationwide.  Cash Connect provides online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales.  Cash Connect also operates over 360 ATMs for WSFS Bank, which owns the largest branded ATM network in Delaware.

WSFS POINTS OF DIFFERENTIATION

While all banks offer similar products and services, we believe that WSFS has set itself apart from other banks in our market and the industry in general. Also, community banks including WSFS have been able to distinguish themselves from large national or international banks that fail to provide their customers with the service levels they want as reorganizations, government rescues and other big-bank problems distract their emphasis on the customer, especially in the current environment. The following factors summarize what we believe are those points of differentiation.

Building Associate Engagement and Customer Advocacy

Our business model is built on a concept called Human Sigma, which we have implemented in our strategy of “Engaged Associates delivering Stellar Service to create Customer Advocates”, resulting in a high performing, very profitable company. The Human Sigma model, identified by Gallup, Inc., begins with Associates who have taken ownership of their jobs and therefore perform at a higher level.  We invest significantly in training, development and talent management as our Associates are the cornerstone of our model.  This strategy motivates Associates, and unleashes innovation and productivity to engage our most valuable asset, our customers, by providing them Stellar Service experiences.  As a result, we create Customer Advocates, or customers who have built an emotional attachment to the Bank. Research studies continue to show a direct link between Associate engagement, customer engagement and a company’s financial performance.

Surveys conducted for us by a nationally recognized polling company indicate:

•
Our Associate Engagement scores consistently rank in the top quartile of companies polled. In 2009 our engagement ratio was 17.5:1, which means there are 17.5 engaged Associates for every disengaged Associate. This compares to a 2.6:1 ratio in 2003 and a national average of 1.45:1.  Gallup defines “world-class” as 8:1.

•
Customer surveys rank us in the top 10% of all companies Gallup surveys, a “world class” rating. More than 40% of our customers ranked us a “five” out of “five,” strongly agreeing with the statement “I can’t imagine a world without WSFS.”

We believe that by fostering a culture of engaged and empowered Associates, we have become an employer of choice in our market. During each of the past four years, WSFS was ranked among the top five “Best Places to Work” by The Wilmington News Journal.  In 2009 we were awarded the News Journal’s number one “Best Place to Work” for large corporations in the state of Delaware.

Community Banking Model

Our size and community banking model play a key role in our success. Our approach to business combines a service-oriented culture with a strong complement of products and services, all aimed at meeting the needs of our retail and business customers. We believe the essence of being a community bank means that we are:

•	Small enough to offer customers responsive, personalized service and direct access to decision makers.

•	Large enough to provide all the products and services needed by our target market customers.

As the financial services industry has consolidated, many independent banks have been acquired by national companies that have centralized their decision-making authority away from their customers and focused their mass-marketing to a regional or even national customer base. We believe this trend has frustrated smaller business owners who have become accustomed to dealing directly with their bank’s senior executives and discouraged retail customers who often experience deteriorating levels of service in the branches and other service outlets. Additionally, it frustrates bank Associates who are no longer empowered to provide good and timely service to their customers.

WSFS Bank offers:

•	One point of contact. Our Relationship Managers are responsible for understanding his or her customers’ needs and bringing together the right resources in the Bank to meet those needs.

•	A customized approach to our clients. We believe this gives us an advantage over our competitors who are too large or centralized to offer customized products or services.

•
Products and services that our customers value. This includes a broad array of banking and cash management products, as well as a legal lending limit high enough to meet the credit needs of our customers, especially as they grow.

•	Rapid response and a company that is easy to do business with. Our customers tell us this is an important differentiator from larger, in-market competitors.

Strong Market Demographics

Delaware is situated in the middle of the Washington, DC - New York corridor which includes the urban markets of Philadelphia and Baltimore. The state benefits from this urban concentration as well as from a unique political environment that has created favorable law and legal structure, a business-friendly environment and a fair tax system.  Additionally, Delaware is one of only seven states with a AAA bond rating from the three predominant rating agencies. Delaware’s demographics compare favorably to U.S. economic and demographic averages.

(Most recent available statistics)	Delaware	National Average
Unemployment (For March 2010) (1)	9.2%	9.7%
Median Household Income (Average 2008) (2)	$58,380	$52,029
Population Growth (2000-2009) (3)	13.0%	9.1%
House Price Depreciation (last twelve months from March 31, 2010) (4)	(6.91)%	(6.78)%
House Price Appreciation (last five years from March 31, 2010) (4)	7.06%	2.22%
Average GDP Growth (Average 2007-2008) (5)	(1.6)%	0.7%

(1)Bureau of Labor Statistics, Economy at a Glance
(2)U.S. Census Bureau, State & County Quick Facts
(3)U.S. Census Bureau, Population Estimates
(4)Federal Housing Finance Agency, All-Transaction Indexes
(5)Bureau of Economic Analysis, GDP by State

Balance Sheet Management

We put a great deal of focus on actively managing our balance sheet. This management manifests itself in:

•
Prudent capital levels. Maintaining prudent capital levels is key to our operating philosophy. All regulatory capital levels exceed well-capitalized levels. Our Tier 1 capital ratio was 11% as of March 31, 2010, more than $140 million in excess of the 6% “well-capitalized” level.

•
We maintain discipline in our lending, including planned portfolio diversification. Additionally, we take a proactive approach to identifying trends in our business and lending market and have responded proactively to areas of concern. For instance, in 2005 we limited our exposure to construction and land development (CLD) loans as we anticipated an end to the expansion in housing prices. We have also increased our portfolio monitoring and reporting sophistication and hired additional senior credit administration and asset disposition professionals to manage our portfolio.  We maintain diversification in our loan portfolio to limit our exposure to any single type of credit. Such discipline supplements careful underwriting and the benefits of knowing our customers.

•
We seek to avoid credit risk in our investment portfolio and use this portion of our balance sheet primarily to help us manage liquidity and interest rate risk, while providing some marginal income. As a result, we have no exposure to Freddie Mac or Fannie Mae preferred securities or Trust Preferred securities. Our security purchases have been almost exclusively AAA-rated credits. This philosophy has allowed us to avoid the significant investment write-downs taken by many of our bank peers.

We have been subject to many of the same pressures facing the banking industry.  The extended recession has negatively impacted our customers and has driven increased provisioning and an increase in our delinquent loans, problem loans and charge-offs. The measures we have taken strengthen the Bank’s credit position by diversifying risk and limiting exposure, but do not insulate us from the effects of this recession.

Disciplined and Aggressive Capital Management

We understand that our capital (or shareholders’ equity) belongs to our shareholders. They have entrusted this capital to us with the expectation that it will be kept safe and with the expectation that it will earn an adequate return. As a result, we prudently but aggressively manage our shareholders’ capital with an eye to this balance.

Strong Performance Expectations

We are focused on high-performing long-term financial goals. We define “high-performing” as the top quintile of a relevant peer group in return on assets (ROA), return on equity (ROE) and earnings per share (EPS) growth.  Management incentives are paid, in large part, based on driving performance in these areas. A “Target” payment level is only achieved by reaching performance at the 60th percentile of a peer group of all publicly traded banks and thrifts in our size range. More details on this plan are included in our proxy statement.

As we navigate through this recession we are focused on strengthening our franchise to optimize financial performance when the recession subsides.  We are taking steps to strengthen net interest margin, enhance revenues and manage expenses as we continue to build our market share.

Growth

Our successful long-term trend in lending, deposit gathering and EPS have been the result of our focused strategy that provides the service and responsiveness of a community bank in a consolidating marketplace. We will continue to grow by:

•
Recruiting and developing talented, service-minded Associates. We have successfully recruited Associates with strong community ties to strengthen our existing markets and provide a strong start in new communities. We also focus efforts on developing talent and leadership in our current Associate base to better equip those Associates for their jobs and prepare them for leadership roles at WSFS.

•	Embracing the Human Sigma concept. We are committed to building Associate engagement and customer advocacy as a way to differentiate ourselves and grow our franchise.

•	Continuing strong growth in commercial lending by:

o	Selectively building a presence in contiguous markets.

o	Providing product solutions like Remote Deposit Capture to facilitate commercial banking outside of our primary market.

o	Offering our community banking model that combines Stellar Service with the banking products and services our business customers demand.

•
Aggressively growing deposits. In 2003, we energized our retail branch strategy by combining Stellar Service with an expanded and updated branch network. We have also implemented a number of additional measures to accelerate our deposit growth. Our three-year goal is to attain a 100% loan to customer funding (deposit) ratio.  We will continue to grow deposits by:

o	Opening new branches in Delaware and contiguous markets.

o	Renovating our retail branch network in our current footprint.

o	Further expanding our commercial customer relationships with deposit products.

o	Finding creative ways to build deposit market share such as targeted marketing programs.

o
Acquisitions such as the branch acquisition we completed in 2008. Over the next several years we intend to grow approximately 80% organically and 20% through acquisition, although each year’s growth will reflect the opportunities available then.

•
Growing our Trust and Wealth Management division by leveraging the strong relationships we have with our current customer base promoting the “Delaware Advantage” and providing unparalleled service to modestly wealthy clients in our market.

•
Exploring niche businesses. We are an organization with an entrepreneurial spirit and we are open to the risk/reward proposition that comes with niche businesses. We have developed a set of decision rules that will guide our consideration of future niche business opportunities.

Values

We are:

•	Committed to always doing the right thing.

•	Empowered to serve our customers and communities.

•	Dedicated to openness and candor.

•	Driven to grow and improve.

•	Our values speak to integrity, service, accountability, transparency, honesty, growth and desire to improve. They are the core of our culture, they make us who we are and we live them everyday.

Results

Our focus on these points of differentiation has allowed us to grow our core franchise and build value for our shareholders.  Since 2005, our commercial loans have grown from $1.1 billion to $1.9 billion, a strong 14% compound annual growth rate (CAGR). Over the same period, customer deposits have grown from $1.2 billion to $2.2 billion, a 16% CAGR. More importantly, over the last decade, shareholder value has increased at a far greater rate than our banking peers and the market in general.  An investment of $100 in WSFS stock in 2000 would be worth $337 at March 31, 2010.  By comparison, $100 invested in the Dow Jones Total Market Index in 2000, would be worth $85 at March 31, 2010 and $100 invested in the Nasdaq Bank Index in 2000 would be worth $143 at March 31, 2010.

Our website address is www.wsfsbank.com.  Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the Securities and Exchange Commission are available free of charge on our website under the Investor Relations menu. Information on our website should not be treated as part of this prospectus.

THE ISSUER TRUSTS

We created WSFS Capital Trust IV and WSFS Capital Trust V by the execution of a trust agreement for each Issuer Trust and a Certificate of Trust for each Issuer Trust that we filed with the Secretary of State of Delaware on June 7, 2010. In connection with any offering of capital securities by an Issuer Trust, we will enter into an amended and restated trust agreement for the applicable Issuer Trust. The amended and restated trust agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part.

The purchasers of the capital securities that the Issuer Trusts may issue will collectively own all of the Issuer Trusts’ capital securities, and we will own all of the Issuer Trusts’ common securities. The common securities generally will rank equally, and payments will be made ratably, with the capital securities. However, if there are certain continuing payment events of default under the indenture and any supplemental indenture which contain the terms of the debt securities held by an Issuer Trust, our rights as the holder of the common securities of that Issuer Trust to distributions, liquidation, redemption and other payments from the Issuer Trust will be subordinated to the rights to those payments of the holders of the capital securities. Each Issuer Trust will use the proceeds from the sale of the capital securities and the common securities to invest in a series of our debt securities that we will issue to such Issuer Trust. The capital securities will be guaranteed by us in the manner described later in this prospectus.

The debt securities will be the Issuer Trusts’ only assets, and the interest we pay on such debt securities will be the only revenue of the Issuer Trusts. Unless stated otherwise in the applicable prospectus supplement, the Trust Agreements will not permit the Trusts to acquire any assets other than the specified debt securities or to issue any securities other than the trust securities or to incur any other indebtedness. The Issuer Trusts will not carry on any active business operations.

The Issuer Trusts’ business and affairs are conducted by the trustees. Each Issuer Trust will have a Delaware trustee, administrative trustees and a property trustee. The Delaware trustee and the property trustee will be unaffiliated with us while the administrative trustees will be employees, officers or affiliates of ours. The Delaware trustee will have its principal place of business in the State of Delaware. WSFS, the holder of the common securities of the Issuer Trust, is entitled generally to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided that the number of trustees is at least three and that at least one trustee is a property trustee, one trustee is a Delaware trustee and one trustee is an administrative trustee.

The rights of holders of capital securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, Delaware law and the Trust Indenture Act. The Trust Agreement and the guarantee also incorporate by reference the Trust Indenture Act.

It is anticipated that the Issuer Trusts will not be subject to reporting requirements under the Securities Exchange Act of 1934, as amended.

The rights of the holders of capital securities are described in the applicable Trust Agreement and the Delaware Statutory Trust Act. The principal executive office of each Issuer Trust is located at 500 Delaware Avenue, Wilmington, Delaware 19801, and the telephone number of each trust is (302) 792-6000.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of WSFS Bank, to support its lending and investing activities; the repayment of our debt; redemption of our capital stock, including our Series A Preferred Stock and warrant issued in connection with our participation in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) (“Treasury Warrant”); to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; and investments in activities which are permitted for savings and loan holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. The applicable prospectus supplement will provide details on the use of proceeds of any specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

No shares of preferred stock were outstanding during the years ended December 31, 2004 through December 31, 2008. Consequently, the ratio of earnings to fixed charges and preferred dividends was the same as the ratio of earnings to fixed charges during those periods shown below. On January 23, 2009, the Company issued 52,625 shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) the Treasury Warrant to purchase 175,105 shares of our Common Stock for an aggregate purchase price of $52.625 million in cash. Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated is as follows:

Three Months
	Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1):

Excluding interest on deposits (2)	0.74x	1.32x	0.80x	1.62x	1.86x	1.82x	2.05x

Including interest on deposits (2)	0.88x	1.15x	0.91x	1.30x	1.40x	1.46x	1.69x

(1)	Fixed charges includes portion of rents representative of interest calculated as one-third of all rental expense (the proportion deemed representative of the interest factor).
(2)
The ratio of earnings to fixed charges, including and excluding interest on deposits, was less than one-to-one for the year ended December 31, 2009 and the three months ended March 31, 2010. Earnings were insufficient to cover fixed charges and preferred stock dividends by $5.2 million and $1.5 million, respectively.

For the purpose of computing the ratios of earnings to combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes and fixed charges, and combined fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rental expense deemed to represent interest.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	Common Stock;

•	preferred stock, which we may issue in one or more series;

•	debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase Common Stock, preferred stock or debt securities;

•	depositary shares;

•	units; and

•	capital securities by the Issuer Trusts.

We will describe in a prospectus supplement that we will deliver with this prospectus, the terms of particular securities that we may offer in the future. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•	type and amount of securities which we propose to sell;

•	initial public offering price of the securities;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	ranking;

•	voting or other rights, if any;

•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;

•	compensation, if any, of those underwriters, agents or dealers;

•	details regarding over-allotment options, if any;

•	net proceeds to us;

•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	20,000,000 shares of Common Stock, par value $0.01 per share; and

•	7,500,000 shares of preferred stock, par value $0.01 per share.

As of May 3, 2010, there were 7,097,024 shares of our Common Stock issued and outstanding and 52,625 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock.  The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Restated Certificate of Incorporation and bylaws and to applicable Delaware law.

Common Stock

General. Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders.  There is cumulative voting with respect to the election of directors.  Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of Common Stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding.  Holders of Common Stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to the Common Stock.  All shares of Common Stock currently outstanding are fully paid and nonassessable.  The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury. The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) January 23, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our Common Stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our Common Stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.

Transfer Agent

The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust.

Preferred Stock

Our Restated Certificate of Incorporation permits our Board of Directors to authorize the issuance of up to 7,500,000 shares of preferred stock, par value $0.01 per share, in one or more series, without stockholder action.  The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our Common Stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock or by the rules of the Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our Common Stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

Prior to the issuance of a new series of preferred stock, we will amend our Restated Certificate of Incorporation by filing a certificate of designations that will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•	the offering price;

•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the Common Stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•
the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the Common Stock and on parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock which may be issued is qualified by reference to the provisions of the applicable certificate of amendment establishing the terms of such series.

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Series A Preferred Stock

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 52,625 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Series A Preferred Stock has no maturity date.  We issued the shares of Series A Preferred Stock, together with the Treasury Warrant, to Treasury on January 23, 2009, in connection with the Capital Purchase Program, also known as the “Troubled Asset Relief Program” or “TARP”, for a purchase price of $52.6 million.  Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.

Dividends

Rate.  Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 23, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.  Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend.  The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock will be cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.  There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our Common Stock or any other shares of Junior Stock (other than dividends payable solely in Common Stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of Common Stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our Common Stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of WSFS.  We currently have no outstanding class or series of stock constituting Junior Stock other than our Common Stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of WSFS, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of WSFS, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of WSFS or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our Common Stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends).  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger nor consolidation of WSFS with another entity nor a sale, lease or exchange of all or substantially all of WSFS’ assets will constitute a liquidation, dissolution or winding up of the affairs of WSFS.

Redemptions and Repurchases

Pursuant to the terms of the Certificate of Designations, the Series A Preferred Stock was redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.  Redemption, however, could not occur prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only in connection with one or more Qualified Equity Offerings of at least $13,156,250. A “Qualified Equity Offering” is defined as the sale for cash by WSFS (or its successor) of preferred stock or Common Stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.   However, as a result of the enactment of ARRA, we may now redeem the Series A Preferred Stock at any time without penalty or the need to raise additional capital, subject to Treasury’s consultation with the appropriate federal banking agency.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into Common Stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of WSFS will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable.  If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter.  We currently have no outstanding shares of Voting Parity Stock.

Under federal regulations, if the holders of the Series A Preferred Stock are or become entitled to vote for the election of directors, the Series A Preferred Stock may then be deemed a “class of voting securities” and a holder of 10% or more of the Series A Preferred Stock that is a company may then be subject to regulation as a savings and loan holding company.  In addition, at such time as the Series A Preferred Stock is deemed a class of voting securities, (a) any bank holding company may be required to obtain the approval of the Federal Reserve to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the OTS to acquire or retain 10% or more of the Series A Preferred Stock.

In addition to any other vote or consent required by Delaware law or by our Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend our Restated Certificate of Incorporation or the Certificate of Designations to the Restated Certificate of Incorporation which sets forth the terms of the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of WSFS; or

•	amend our Restated Certificate of Incorporation or the Certificate of Designations to the Amended and Restated Certificate of Incorporation which sets forth the terms of the Series

Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of WSFS with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which WSFS is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Anti-takeover Effects

The provisions of our Restated Certificate of Incorporation and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our Restated Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock and 7,500,000 shares of preferred stock.  These shares of Common Stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options.  However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called by our Board of Directors by vote of a majority of the directors.  Stockholders are not entitled to call special meetings of stockholders.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting.

Consideration of Non-Monetary Factors. Our Restated Certificate of Incorporation provides that when considering any offer to purchase or otherwise acquire all or a substantial part of the Company, the Board may consider all relevant factors including the social and economic effects of the acceptance of such offer on the Company’s customers, employees, communities and other constituencies.

Delaware Interested Stockholder Statute.  Section 203 of the Delaware General Corporation Law limits our ability to enter into business combination transactions with any interested shareholder for three years following the interested shareholder’s stock acquisition date, unless (i) the board of directors approves the business combination or the stock acquisition prior to the interested stockholder’s stock acquisition date; (ii) upon completion of the transaction, the interested stockholder would own at least 85% of the outstanding shares of the corporation; or (iii) the business combination is approved by the Board and subsequently approved by the stockholders by a vote of at least 66 2/3 percent of the outstanding shares which are not owned by the interested stockholder.

An interested stockholder includes:

•	a beneficial owner, directly or indirectly, of 15% or more of our outstanding voting stock; or

•	an affiliate or associate of WSFS who, at any time within the three years prior to the date in question was a beneficial owner, directly or indirectly, of 15% or more of the outstanding voting stock.

Amendment of Restated Certificate of Incorporation and Bylaws. Our Restated Certificate of Incorporation generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our Common Stock.  Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary date of the preceding year’s annual meeting.

DESCRIPTION OF WARRANTS

We may issue, together with other securities or separately, warrants to purchase our Common Stock, preferred stock or depositary shares. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility; and

•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of Common Stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Treasury Warrant

This section summarizes specific terms and provisions of the Treasury Warrant we issued to Treasury on January 23, 2009 concurrent with our sale to Treasury of 52,625 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program.  The description of the warrant contained in this section is qualified in its entirety by the actual terms of the warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on January 23, 2009, and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Treasury Warrant gives the holder the right to initially purchase up to 175,105 shares of our Common Stock at an exercise price of $45.08 per share.  Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the Treasury Warrant is immediately exercisable and expires on January 23, 2019.  The exercise price may be paid (i) by having us withhold from the shares of Common Stock that would otherwise be issued to the Treasury Warrant holder upon exercise, a number of shares of Common Stock having a market value equal to the aggregate exercise price or (ii) if both we and the Treasury Warrant holder consent, in cash.

Transferability

The Treasury Warrant is not subject to any restrictions on transfer.

Voting of Treasury Warrant Shares

Treasury has agreed that it will not vote any of the shares of Common Stock that it acquires upon exercise of the Treasury Warrant.  This does not apply to any other person who acquires any portion of the Treasury Warrant, or the shares of Common Stock underlying the Treasury Warrant, from Treasury.

Other Adjustments

The exercise price of the Treasury Warrant and the number of shares underlying the Treasury Warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our Common Stock;

•
until the earlier of (i) the date on which Treasury no longer holds any portion of the Treasury Warrant and (ii) January 23, 2012, issuance of our Common Stock (or securities convertible into our Common Stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	A pro rata repurchase by us of our Common Stock; or

•
a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the Treasury Warrant holders.

In addition, if we declare any dividends or distributions on our Common Stock other than our historical, ordinary cash dividends, dividends paid in our Common Stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the Treasury Warrant holder’s right to receive shares of our Common Stock upon exercise of the Treasury Warrant will be converted into the right to exercise the Treasury Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable upon exercise of the Treasury Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our Common Stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Treasury Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the Common Stock who affirmatively make an election.

No Rights as Stockholders

The Treasury Warrant does not entitle its holder to any of the rights of a stockholder of WSFS prior to exercise.

Peninsula Warrant

On July 27, 2009, we entered into a Stock Purchase Agreement (the “Peninsula Agreement”) with Peninsula Investment Partners, L.P., a Delaware limited partnership (“Peninsula”).  Pursuant to the Agreement, on September 24, 2009, Peninsula purchased 862,069 shares of our authorized but unissued Common Stock and a warrant (the “Peninsula Warrant”) directly from us in a single private placement transaction for a purchase price of $29.00 per share, or approximately $25 million, in cash.

This section summarizes specific terms and provisions of the Peninsula Warrant. The description of the Peninsula Warrant contained in this section is qualified in its entirety by the actual terms of the Peninsula Warrant, a copy of which was attached as Exhibit 4 to our Current Report on Form 8-K dated July 27, 2009, and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The Peninsula Warrant gives Peninsula the right to purchase up to 129,310 shares of our Common Stock at an exercise price of $29.00 per share.  The Peninsula Warrant is immediately exercisable and expires on July 27, 2019.  The exercise price may be paid (i) by having us withhold from the shares of Common Stock that would otherwise be issued to the Peninsula Warrant holder upon exercise, a number of shares of Common Stock having a market value equal to the aggregate exercise price, if the fair market value of one share of Common Stock is greater than the exercise price of the Peninsula Warrant, or (ii) in cash.

Transferability

The Peninsula Warrant is not transferable and does not provide voting rights.  However, shares acquired upon exercise of the Peninsula Warrant have voting rights in common with all other shares of our Common Stock outstanding.

Other Adjustments

The exercise price of the Peninsula Warrant and the number of shares underlying the Peninsula Warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our Common Stock;

•	A pro rata repurchase by us of our Common Stock; or

•
a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the Peninsula Warrant holder.

In addition, if we declare any dividends or distributions on our Common Stock other than our historical, ordinary cash dividends, dividends paid in our Common Stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Peninsula Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the Peninsula Warrant holder’s right to receive shares of our Common Stock upon exercise of the

Peninsula Warrant will be converted into the right to exercise the Peninsula Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable upon exercise of the Peninsula Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our Common Stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Peninsula Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the Common Stock who affirmatively make an election.

No Rights as Stockholders

The Peninsula Warrant does not entitle its holder to any of the rights of a stockholder of WSFS prior to exercise.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. Unless otherwise provided in the applicable prospectus supplement or required by law, a deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•
there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock. The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares, and the terms of the underlying preferred stock.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information”. We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.

We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

We are a holding company and conduct substantially all of our operations though subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, WSFS Bank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of each subsidiary, including depositors of WSFS Bank.

We may issue senior debt securities or subordinated debt securities under one or separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and subordinated debt indentures are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.”  The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution and will be filed as exhibits to the registration statement of which this prospectus forms a part or incorporated therein by reference.

Any indentures will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, Common Stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, Common Stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

•	the amount of debt securities issued and any limit on the amount that may be issued;

•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

•
the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

•
the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•
our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•
the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•
whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•
any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

•
whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•
if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

•	whether the debt securities can be converted into or exchanged for other securities of WSFS and the related terms and conditions;

•	in the case of senior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	whether the debt securities will be issued in certificated or book-entry form;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and

•	any other terms of the debt securities.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
General

We will issue the junior subordinated debentures in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between us and a junior subordinated debenture trustee meeting the requirements of the Trust Indenture Act. The junior subordinated debenture indenture will be qualified under the Trust Indenture Act, will be subject to, and governed by, the Trust Indenture Act, and is or will be included as an exhibit to the registration statement of which this prospectus is a part or will be filed with the SEC by Current Report on Form 8-K and will be available as described under the heading “Where You Can Find More Information” above. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the junior subordinated debentures and the junior subordinated debenture indenture, including the definitions of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

The applicable prospectus supplement will describe the specific terms of the junior subordinated debentures which we will offer, including:

•	the specific title and designation, aggregate principal amount and any limit on that amount, purchase price and denominations of the junior subordinated debentures;

•	the date or dates on which the principal of the junior subordinated debentures is payable or the method of determining the same, if applicable;

•	the rate or rates, which may be fixed or variable, at which the junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

•
the date or dates from which the interest, if any, will accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on the junior subordinated debentures;

•	the duration of the maximum consecutive period that WSFS may elect to defer payments of interest on the junior subordinated debentures;

•	any redemption, repayment or sinking fund provisions;

•
whether the junior subordinated debentures are convertible into or exchangeable for Common Stock or other securities or rights of WSFS or other issuers, or a combination of the foregoing, and, if so, the applicable conversion or exchange terms and conditions;

•	any applicable material United States federal income tax consequences; and

•	any other specific terms pertaining to the junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described in this prospectus.

Ranking

Each series of junior subordinated debentures will rank equally with all other junior subordinated debentures to be issued by WSFS and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of WSFS, as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by WSFS or its subsidiaries.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the junior subordinated debenture trustee or at the office of the paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

•	check mailed to the address of the person entitled thereto as the address will appear in the applicable securities register for junior subordinated debentures, or

•	transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

Any moneys deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of and premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after the principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of the junior subordinated debentures will look, as a general unsecured creditor, only to us for payment.

Modification of Junior Subordinated Debenture Indenture

From time to time, WSFS and the junior subordinated debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes as set forth in the junior subordinated debenture indenture.

WSFS and the junior subordinated debenture trustee may, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that we may not, without the consent of the holder of each outstanding junior subordinated debenture so affected, make any modifications which, among other things:

•	change the stated maturity or reduce the principal or premium or other amounts due on any junior subordinated debentures;

•
change the interest rate, or the manner of calculation of the interest rate, or extend the time of payment of interest on any junior subordinated debentures except for our right under the junior subordinated debenture indenture to defer the payment of interest;

•	change any of the conversion, exchange or redemption provisions applicable to any junior subordinated debentures;

•	change the currency in respect of which payments of principal of or any premium or interest on any junior subordinated debentures are to be made;

•	change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

•
impair or affect the right of any holder of any junior subordinated debentures to institute suit for the payment of the principal or premium, if any, or interest thereon or for the conversion or exchange of any junior subordinated debentures in accordance with their terms;

•	change the subordination provisions adversely to the holders of the junior subordinated debentures; or

•	reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any modification of the junior subordinated debenture indenture.

Junior Subordinated Debenture Events of Default

Each of the following events with respect to any series of junior subordinated debentures would constitute a junior subordinated debenture event of default, whatever the reason for the junior subordinated debenture event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless the event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers’ certificate establishing the terms of the series pursuant to the junior subordinated debenture indenture:

•
we fail for 30 days to pay any interest or certain additional amounts on that series of junior subordinated debentures when due, subject to any permitted deferral; provided that, during any extension period for that series of junior subordinated debentures, failure to pay interest on that series of junior subordinated debentures will not constitute a junior subordinated debenture event of default;

•
we fail to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise;

•
if applicable, we fail to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related capital securities;

•
we fail to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures provides written notice to us; or

•	certain events in bankruptcy, insolvency or reorganization of WSFS.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of the junior subordinated debentures. The junior subordinated debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on the junior subordinated debentures due and payable immediately upon a junior subordinated debenture event of default, except that a junior subordinated debenture event of default referred to in the last bullet point above will result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul the declaration and waive the default in respect of the junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest, and premium, if any, and principal due otherwise than by acceleration has been deposited with the junior subordinated debenture trustee.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of the series, waive any past default, except a default in the payment of the principal of or premium, if any, or interest on, or additional amounts owing on a debenture, unless the default has been cured and a sum sufficient to pay all matured installments of interest, and premium, if any, and principal due otherwise than by acceleration has been deposited with the junior subordinated debenture trustee, or a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of that series or a default in a conversion of exchange.

Enforcement of Certain Rights by Holders of Capital Securities

In the case of securities of a series issued to an Issuer Trust, any holder of the corresponding series of capital securities issued by the applicable Issuer Trust shall have the right, upon the occurrence of an event of default described in the indenture, to institute a direct action. A “direct action” is a legal proceeding directly against WSFS for enforcement of payment to the holder of the principal of or premium, if any, or interest on the junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities held by the holder or for enforcement of the conversion or exchange rights, as the case may be.

The holders of the capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the trust agreement. See “Description of Capital Securities — Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and other Transactions

WSFS will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person will consolidate with or merge into WSFS or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to WSFS, unless:

•
in case WSFS consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States, any state of the United States or the District of Columbia, and the successor person expressly assumes WSFS’ obligations under the junior subordinated debentures and the guarantee;

•
immediately after giving effect to the consolidation or merger, no debenture event of default, and no event which, after notice or lapse of time or both, would become a junior subordinated debenture event of default, will have occurred and be continuing; and

•	other conditions as prescribed in the junior subordinated debenture indenture are met.

Satisfaction and Discharge

The junior subordinated debenture indenture will cease to be of further effect, except as to our obligations to pay all other sums due under to the junior subordinated debenture indenture and to provide the officers’ certificates and opinions of counsel described in that indenture, and we will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at maturity or upon redemption within one year; and

•
WSFS deposits or causes to be deposited with the junior subordinated debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and premium, if any, and any other amounts due .

interest to the date of the deposit or to the stated maturity of the junior subordinated debentures, as the case may be.

Subordination

The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of WSFS, the holders of senior indebtedness will first be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of these debentures.

In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if:

•	there will have occurred and be continuing a default in any payment with respect to senior indebtedness;

•	any applicable grace period with respect to the default on the senior indebtedness has ended and the default has not been cured or waived or ceased to exist;

•	any judicial proceeding is pending with respect to any default.

“Indebtedness,” for purposes of the sections “Description of the Junior Subordinated Debentures” and “Description of the Guarantee,” and the junior subordinated debenture indenture, means:

•	every obligation of WSFS for money borrowed;

•	every obligation of WSFS evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of WSFS with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of WSFS;

•
every obligation of WSFS issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of WSFS;

•
all indebtedness of WSFS, whether incurred on or prior to the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

•
every obligation of the type referred to in the clauses above of another person and all dividends of another person the payment of which, in either case, WSFS has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise;

•	obligations of the type referred to in the clauses above of another person secured by any lien on any property or asset of WSFS, whether or not the obligation is assumed by WSFS; and

•	all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

“Senior debt,” for purposes of the sections “Description of the Junior Subordinated Debentures” and “Description of the Guarantee,” and the junior subordinated indenture, means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to WSFS whether or not such claim for post-petition interest is allowed in such proceeding), on indebtedness of WSFS, whether incurred on or prior to the date of the junior subordinated debenture indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the securities, provided, however, that senior debt shall not be deemed to include (a) any indebtedness of WSFS which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, as amended, was without recourse to WSFS, (b) any indebtedness of WSFS to any of its subsidiaries, (c) indebtedness to any employee of WSFS, and (d) any securities.

Governing Law

The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Junior Subordinated Debenture Trustee

The junior subordinated debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the junior subordinated debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The junior subordinated debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the junior subordinated debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF CAPITAL SECURITIES

The descriptions of the capital securities and the trust agreement in this prospectus and in any prospectus supplement are summaries of certain material provisions of the capital securities and portions of the amended and restated agreement. These descriptions do not restate those documents in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the form of trust agreement itself for a full description of the capital securities, because it, and not the summaries, defines your rights as holders of the capital securities. For more information, please review the form of the trust agreement and trust securities, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” below. The following summary of certain terms and provisions of the capital securities and the trust agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the capital securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act.

General

The capital securities may be issued from time to time in one or more series. The particular terms of the capital securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement.

The Issuer Trusts may issue, from time to time, one series of capital securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the administrative trustees in accordance with the trust agreement or that are otherwise set forth in the trust agreement of the applicable Issuer Trust. The terms of the trust common securities issued by the Issuer Trust will be substantially identical to the terms of the preferred securities issued by the Issuer Trust. The trust common securities of the Issuer Trust will rank equally, and payments will be made proportionately, with the preferred securities of the Issuer Trust. However, if an event of default under the trust agreement of the Issuer Trust has occurred and is continuing, the cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinated to the preferred securities in right of payment. The Issuer Trust common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the Issuer Trust. WSFS will own, directly or indirectly, all of the trust common securities of the Issuer Trust.

The capital securities issued by the applicable Issuer Trust will represent preferred undivided beneficial interests in that Issuer Trust. The holders of the capital securities of the Trust will be entitled to a preference over the trust common securities of the Issuer Trust with respect to the payment of distributions and amounts payable on redemption of the capital securities or the liquidation of the Issuer Trust under the circumstances described under “Subordination of Trust Common Securities.”  The term “trust securities” as used in this prospectus collectively means the trust common securities and the capital securities of the Issuer Trust. Each of the Issuer Trusts will qualify its trust agreement as an indenture under the Trust Indenture Act, and its trust agreement is subject to, and governed by, the Trust Indenture Act.

The applicable Issuer Trust will describe the specific terms of the capital securities it is offering in the applicable prospectus supplement, including the following:

•	the specific designation, number and purchase price of the capital securities;

•
the annual distribution rate, or method of calculation of the distribution rate, for the capital securities and, whether such distributions will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

•
whether distributions on the capital securities may be deferred and, if so, the maximum number of distributions that may be deferred, the maximum extension period and the other terms and conditions of such deferrals;

•
the liquidation amount per trust preferred security which will be paid out of the assets of the Issuer Trust to the holders upon voluntary or involuntary dissolution, winding-up and liquidation of the Issuer Trust;

•
the obligation or right, if any, of the Issuer Trust to purchase or redeem its capital securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, the Issuer Trust will or may purchase or redeem, in whole or in part, the capital securities pursuant to its obligation or right to purchase or redeem;

•
the terms and conditions, if any, upon which the capital securities may be converted or exchanged, in addition to the circumstances described herein, into Common Stock or other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, the initial conversion or exchange price or rate per trust preferred security, the date or dates on which or period or periods within which the conversion or exchange may be effected and whether the Issuer Trust will have the option to convert the capital securities into cash;

•	if applicable, any securities exchange upon which the capital securities will be listed;

•
the voting rights, if any, of the capital securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of capital securities as a condition to specified action or amendments to the trust agreement;

•	the terms and conditions, if any, upon which junior subordinated debentures held by the Issuer Trust may be distributed to holders of preferred securities;

•	the title or designation and terms of any securities with which the preferred securities are issued as a unit;

•	whether the capital securities will or may be represented by one or more global certificates;

•	whether the capital securities are issuable in book-entry only form and, if so, the identity of the depository and disclosure relating to the depository arrangements; and

•
any other rights, preferences, privileges, limitations or restrictions of the capital securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

The Issuer Trust will also describe certain material United States federal income tax considerations applicable to the capital securities in the applicable prospectus supplement.

The capital securities of the Issuer Trust will rank equally, and payments will be made on the capital securities equally, with the trust common securities of the Issuer Trust except as described under “Subordination of Trust Common Securities.”  The Issuer Trust will use the proceeds from the sale of capital securities and trust common securities to purchase an aggregate principal amount of junior subordinated debentures of WSFS equal to the aggregate liquidation amount of the capital securities and trust common securities. The property trustee of the Issuer Trust will hold legal title to the junior subordinated debentures for the benefit of the holders of the related trust securities. In addition, WSFS will execute a guarantee for the benefit of the holders of the related capital securities. The guarantee will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of the Trust when they do not have funds legally available for payment. See “Description of the Guarantee.”

The revenue of the Issuer Trust available for distribution to holders of its capital securities will be limited to payments under the related junior subordinated debentures of WSFS. If WSFS fails to make a required payment in respect of those junior subordinated debentures, the Issuer Trust will not have sufficient funds to make the related payments, including distributions, in respect of its capital securities.

Deferral of Distributions

So long as no junior subordinated debenture event of default has occurred and is continuing, we will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of the junior subordinated debentures. If we elect to exercise our right to defer such payment of interest, the Issuer Trust will defer distributions on the related capital securities during any extension period. Distributions to which holders of the capital securities are entitled during any extension period will continue to accumulate additional distributions specified in the applicable prospectus supplement; provided that the additional distributions may not exceed the interest rate accruing on the related junior subordinated debentures. We have no current intention to exercise our right to defer payments of interest on the junior subordinated debentures we may issue and, accordingly, distributions on the related capital securities.

Redemption

Upon the repayment at the stated maturity or redemption, in whole or in part, before the stated maturity of the junior subordinated debentures, the property trustee of the Issuer Trust will apply the proceeds from the repayment or redemption to redeem an aggregate liquidation amount of the trust securities issued by the applicable Issuer Trust equal to the aggregate principal amount of the junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to the aggregate liquidation amount plus accumulated distributions to the redemption date. The Issuer Trust will redeem its trust securities and pay the applicable redemption price on the redemption date only to the extent that it has funds legally available for the payment thereof. See “--Subordination of Issuer Trust Common Securities.”

If WSFS redeems less than all of the junior subordinated debentures issued to the Issuer Trust before the stated maturity of the junior subordinated debentures, then the Issuer Trust will use the proceeds of the redemption to redeem the related trust securities proportionately between its capital securities and trust common securities except as described under “Subordination of Trust Common Securities.”  If the Issuer Trust redeems less than all of the capital securities held in book-entry form, if any, it will redeem its capital securities in accordance with the procedures of The Depository Trust Company, also known as DTC.  See “--Global Capital Securities.”

Redemption Procedures

Unless otherwise provided in the trust agreement and described in the applicable prospectus supplement, if the Issuer Trust gives a notice of redemption in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available:

•
with respect to capital securities held by DTC or its nominee, the property trustee will deposit, or cause the paying agent for the capital securities to deposit, irrevocably with DTC, funds sufficient to pay the applicable redemption price, and

•
with respect to capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent, funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders upon surrender of their certificates evidencing the capital securities.

If the Issuer Trust has given a notice of redemption and has deposited funds irrevocably as required, then, upon the date of such deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of the holders to receive the applicable redemption price, but without interest thereon, and the capital securities will cease to be outstanding. In the event that any redemption date is not a business day, then the Issuer Trust will pay the applicable redemption price payable on that date on the next succeeding day that is a business day, and without any interest or other payment in respect of any delay, with the same force and effect as if made on that date. In the event that the Issuer Trust or WSFS improperly withholds payment or refuses to pay and has not paid the applicable redemption price under the guarantee as described under “Description of the Guarantee”:

•
distributions on the related capital securities will continue to accumulate from the redemption date originally established by the Trust to the date the applicable redemption price is actually paid, and

•	the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

Subject to applicable law, including, without limitation, United States federal securities law, WSFS or its subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

Liquidation of the Issuer Trusts and Distribution of Junior Subordinated Debentures

WSFS will have the right at any time to dissolve the Issuer Trusts and cause the related junior subordinated debentures to be distributed to the holders of the capital securities of the applicable Issuer Trust in liquidation of the Issuer Trust after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law. Unless otherwise stated in the Issuer Trust’s trust agreement and described in the applicable prospectus supplement, this right to dissolve will be subject to WSFS having received an opinion of counsel to the effect that the distribution will not be a taxable event to holders of the capital securities of the Issuer Trust and subject to any regulatory approval.

The Issuer Trust will automatically dissolve upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of WSFS;

•
the distribution of the related junior subordinated debentures to the holders of the trust securities of the Issuer Trust, if WSFS, as sponsor, has given written direction to the property trustee to dissolve the Issuer Trust, which direction is optional and, except as described above, wholly within the discretion of WSFS, as sponsor;

•	the conversion, exchange or redemption of all of the trust securities of the Issuer Trust;

•	expiration of the term of the Issuer Trust; and

•	the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

If a dissolution occurs as described in the first, second, fourth or fifth bullet point above, the trustees of the dissolved Issuer Trust will liquidate the Issuer Trust as expeditiously as they determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of the trust securities the related junior subordinated debentures. If the property trustee determines that the distribution is not practicable, the holders of the trust securities will be entitled to receive out of the assets of the Issuer Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, a liquidation distribution, which is an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the dissolved Issuer Trust can only pay the liquidation distribution in part because it has insufficient assets legally available to pay in full the aggregate liquidation distribution, then it will pay amounts on its trust securities proportionately, except that if a junior subordinated debenture event of default has occurred and is continuing, the capital securities of the Issuer Trust will have a priority over its trust common securities in respect of liquidation distributions. See “--Subordination of Issuer Trust Common Securities.”

After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

•	the trust securities will no longer be deemed to be outstanding;

•
each registered global certificate, if any, representing the trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon distribution; and

•
any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on the trust securities until certificates are presented to the administrative trustees or their agent for cancellation, whereupon WSFS will issue to the holder, and the junior subordinated debenture trustee will authenticate, junior subordinated debentures in certificated form.

There can be no assurance as to the market prices for the capital securities or the junior subordinated debentures that may be distributed in exchange for the capital securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the capital securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

Subordination of Issuer Trust Common Securities

The Issuer Trust will pay distributions on, and the applicable redemption price of, the trust securities equally among its capital securities and its trust common securities based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a junior subordinated debenture event of default has occurred and is continuing, the Issuer Trust will not pay any distribution on, or applicable redemption price of, any of its trust common securities, and will not make any other payment on account of the redemption, liquidation or other acquisition of its trust common securities, unless payment in full in cash of all accumulated distributions on all of its outstanding capital securities for all distribution periods terminating on or before the redemption, liquidation or other acquisition, or in the case of payment of the applicable redemption price, the full amount of the redemption price, will have been made or provided for. The property trustee of the Issuer Trust will apply all available funds first to the payment in full in cash of all distributions on, or applicable redemption price of, the capital securities then due and payable.

Upon the occurrence and continuance of an event of default under the Issuer Trust’s trust agreement, WSFS, as the holder of the trust common securities of the Issuer Trust, will be deemed to have waived any right to act with respect to that event of default until the effect of the event of default will have been cured, waived or otherwise eliminated. Until any event of default has been so cured, waived or otherwise eliminated, the property trustee of the Issuer Trust will act solely on behalf of the holders of the capital securities of the Issuer Trust and not on behalf of WSFS as the trust common securities holder, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

The occurrence of a junior subordinated debenture event of default, as described under “Description Of Junior Subordinated Debentures — Junior Subordinated Debenture Events of Default,” will constitute an event of default under the trust agreement for the applicable Issuer Trust, unless otherwise provided in the trust agreement for that Issuer Trust and described in the applicable prospectus supplement. Within the time period specified in the trust agreement, the property trustee will transmit notice of an event of default of which it has actual knowledge to the holders of the capital securities of the Issuer Trust, the administrative trustees of the Issuer Trust and WSFS, as sponsor, unless the event of default will have been cured or waived.

For a discussion of the limited circumstances in which holders of capital securities may bring a direct action against WSFS, see “Description of Junior Subordinated Debentures — Enforcement of Certain Rights by Holders of Capital Securities.”

Removal of Trustees

Unless a junior subordinated debenture event of default has occurred and is continuing, WSFS, as the holder of trust common securities of the Issuer Trust, may remove the trustees at any time. If a junior subordinated debenture event of default has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding capital securities of the Issuer Trust may remove the property trustee and the Delaware trustee at such time. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in WSFS as the trust common securities holder. No resignation or removal of a trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of that trustee, will be the successor of that trustee under the trust agreement, provided that person will be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust

The Issuer Trusts may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under “Liquidation of the Issuer Trust and Distribution of Junior Subordinated Debentures.”  Each Issuer Trust may, at the request of WSFS, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its capital securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state of the United States; provided, that:

(1)	the successor entity either:

•	expressly assumes all of the obligations of the applicable Issuer Trust with respect to the trust securities of that Issuer Trust; or

•
substitutes for the trust securities of the Trust successor securities, which are securities having substantially the same terms as the trust securities of the Issuer Trust, so long as the successor securities rank the same as the Issuer Trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

(2)	WSFS expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

(3)
the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of the Issuer Trust are then listed, if any,

(4)
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of the Issuer Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization,

(5)
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of the Issuer Trust in any material respect, other than any dilution of the holders’ interests in the new entity, the trust securities, including any successor securities, of the Issuer Trust in any material respect, other than any dilution of the holders’ interests in the new entity,

(6)	the successor entity has a purpose substantially identical to that of the Issuer Trust,

(7)
prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, WSFS has received an opinion from independent counsel to the Issuer Trust experienced in these matters to the effect that:

•
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of the Issuer Trust in any material respect, other than any dilution of the holders’ interests in the new entity, and

•
following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

(8)
WSFS or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Issuer Trust will not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

Except as provided below and under “Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Issuer Trust” and “Description of the Guarantee — Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of capital securities will have no voting rights.

WSFS, the property trustee and the administrative trustees may amend from time to time the trust agreements of the Issuer Trusts, without the consent of the holders of the applicable  trust securities of the Issuer Trust:

•
to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement, provided, however, that the modification will not adversely affect in any material respect the interests of the holders of the trust securities; or

•
to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Issuer Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that the

Issuer Trust will not be required to register as an investment company under the Investment Company Act.

Subject to the immediately preceding paragraph, the trustees and WSFS may amend from time to time the trust agreements of the Issuer Trusts:

•	with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Issuer Trust; and

•
upon receipt by the trustees, other than the administrative trustees, of an opinion of counsel experienced in these matters to the effect that the amendment or the exercise of any power granted to the Trustees in accordance with the amendment will not affect the Issuer Trust’s status as a grantor trust for United States federal income tax purposes or the Issuer Trust’s exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of the Issuer Trust securities, the trust agreement of the Issuer Trust may not be amended to:

•	change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

•	change the purpose of the Issuer Trust;

•	authorize the issuance of any additional beneficial interests in the Issuer Trust;

•	change the conversion, exchange or redemption provisions of the Issuer Trust securities;

•	change the conditions precedent for WSFS to elect to dissolve the Issuer Trust and distribute the related junior subordinated debentures to the holders of the Issuer Trust securities;

•	change the liquidation distribution or other provisions of the Issuer Trust securities relating to the distribution of amounts payable upon the dissolution and liquidation of the Issuer Trust;

•	affect the limited liability of any holder of the Issuer Trust securities; or

•
restrict the right of a holder of the Issuer Trust securities to institute suit for the enforcement of any required payment on or after the due date for that payment or for the conversion or exchange of the Trust securities in accordance with their terms.

So long as the property trustee holds any junior subordinated debentures, the trustees will not:

•
direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated debenture trustee, or execute any trust or power conferred on the property trustee, with respect to the junior subordinated debentures;

•	waive certain past defaults under the junior subordinated debenture indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the junior subordinated debentures, or

•	consent to any amendment, modification or termination of the junior subordinated debenture indenture or the junior subordinated debentures, where consent will be required;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding capital securities of the Issuer Trust; provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder of junior subordinated debentures affected thereby, the property trustee will not consent without the prior approval of each holder of the related capital securities.

The trustees will not revoke any action previously authorized or approved by a vote of the holders of capital securities except by subsequent vote of the holders. The property trustee will notify each holder of capital securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of capital securities referred to above, prior to taking any of the foregoing actions, the trustees other than the administrative trustees will obtain an opinion of nationally recognized counsel experienced in these matters to the effect that the Issuer Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Any required approval of holders of capital securities may be given at a meeting of the holders convened for this purpose or by written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of capital securities in the manner set forth in the trust agreement.

Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances referred to above, any capital securities that are owned by WSFS or any affiliate of WSFS will, for purposes of this vote or consent, be treated as if they were not outstanding.

Global Capital Securities

If specified in the applicable prospectus supplement, capital securities may be represented by one or more global certificates deposited with, or on behalf of, DTC, or other depository identified in the prospectus supplement, or a nominee of DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. The identity of the depository and the specific terms of the depository arrangements with respect to the capital securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depository and the depository arrangements described in this prospectus.

Payment and Paying Agent

Payments in respect of any global certificate representing capital securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of capital securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent of the Issuer Trust will initially be the property trustee or the Issuer Trust and any co-paying agent chosen by the property trustee of the Issuer Trust and acceptable to the administrative trustees of the Issuer Trust and WSFS. The paying agent will be permitted to resign as paying agent upon 30 days’ prior written notice to the property trustee of the Issuer Trust, the administrative trustees of the Issuer Trust and WSFS. In the event that the property trustee will no longer be the paying agent, the administrative trustees of the Issuer Trust will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees of the Issuer Trust and WSFS, to act as paying agent.

Registrar and Transfer Agent

The property trustee of the Issuer Trust will act as registrar and transfer agent for the capital securities of the Issuer Trust. Registration of transfers of capital securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of its capital securities after such securities have been converted, exchanged, redeemed or called for redemption.

Information Concerning the Property Trustee

The property trustee of the Issuer Trust, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties as are specifically set forth in the trust agreement of the Issuer Trust and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of its own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless it is offered indemnity satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of capital securities or trust common securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by WSFS and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Governing Law

The trust agreement of the Issuer Trust and its capital securities will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

The administrative trustees of the Issuer Trusts are authorized and directed to conduct the affairs of and to operate the Issuer Trusts in such a way that:

•	the Issuer Trusts will not be deemed to be an investment company required to be registered under the Investment Company Act,

•	the Issuer Trusts will be classified as grantor trusts for United States federal income tax purposes, and

•	the related junior subordinated debentures will be treated as indebtedness of WSFS for United States federal income tax purposes.

WSFS and the administrative trustees of the Issuer Trusts are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement of the applicable Issuer Trust, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

Holders of capital securities will not have any preemptive or similar rights.

The Issuer Trusts may not borrow money, issue debt, execute mortgages or pledge any of their assets.

DESCRIPTION OF THE GUARANTEE

WSFS will execute and deliver a guarantee concurrently with the issuance by either of the Issuer Trusts of its capital securities for the benefit of the holders from time to time of the capital securities of that Issuer Trust. The guarantee will be held for benefit of the holders of the capital securities of that Issuer Trust by a guarantee trustee. WSFS will qualify the guarantee as an indenture under the Trust Indenture Act, and the guarantee will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions of terms, and those made a part of the guarantee by the Trust Indenture Act. The terms of the guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act and will be available as described under the heading “Where You Can Find More Information” above. The descriptions of the guarantee herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the form of guarantee, the trust agreement, the related junior subordinated debentures and the junior subordinated debenture indenture, each of which has been or will be filed as an exhibit to the registration statement of which this prospectus is a part, because those documents, and not the summaries, define your rights as holders of capital securities to which the guarantee applies.

General

Unless otherwise specified in the applicable prospectus supplement, WSFS will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in each guaranty, the guarantee payments to the holders of the related capital securities of the Issuer Trust, as and when due, except to the extent paid by the Issuer Trust, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments constitute guarantee payments with respect to capital securities and, to the extent not paid by or on behalf of the Issuer Trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Issuer Trust has funds legally available for that payment at such time;

•	the applicable redemption price with respect to the capital securities called for redemption, to the extent that the Issuer Trust has funds legally available for that payment at such time; and

•
upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of the capital securities or the redemption, conversion or exchange of the capital securities, the lesser of:

•	the amounts due upon the dissolution and liquidation of the Issuer Trust, to the extent that the Issuer Trust has funds legally available for that payment at the time, and

•
the amount of assets of the Issuer Trust remaining available for distribution to holders of its capital securities after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law.

The guarantee will be a guarantee on a subordinated basis (as described under “Ranking” below) of the Issuer Trust’s obligations under its capital securities but will apply only to the extent that the Trust has funds sufficient to make the payments. If we do not make interest payments on the corresponding junior subordinated debentures held by the Issuer Trust, we expect that the Issuer Trust will not pay distributions on its capital securities and will not have funds legally available for such payments.

WSFS’ obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by WSFS to the holders of the capital securities entitled to those payments or by causing the Issuer Trust to pay those amounts to the holders.

WSFS will, through the guarantee, the trust agreement, the related junior subordinated debentures and the junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Issuer Trusts’ obligations under their capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trusts’ obligations under their capital securities.

Ranking

The guarantee will constitute an unsecured obligation of WSFS and will rank:

•
subordinate and junior in right of payment to all other liabilities of WSFS, including the senior debt securities, the senior subordinated debt securities and the junior subordinated debentures, except those made equally or subordinate by their terms; and

•
senior to all capital stock now or hereafter issued by WSFS and to any guarantee now or hereafter entered into by WSFS in respect of any of its capital stock. The trust agreement provides that each holder of capital securities by acceptance of the capital securities agrees to the subordination provisions and other terms of the related guarantee. The guarantee in respect of the capital securities of the Issuer Trusts will rank equally with all other guarantees issued or to be issued by WSFS with respect to the securities of other trusts similar to the Issuer Trusts.

The guarantee will not limit the amount of secured or unsecured debt, including senior indebtedness under the junior subordinated debenture indenture, that may be incurred by WSFS or any of its subsidiaries.

Guarantee of Payment

The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against WSFS to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by the Issuer Trust or upon distribution of its capital securities to the holders of the related junior subordinated debentures.

Certain Covenants of WSFS

In general, we will covenant in the guarantee that, so long as any capital securities remain outstanding, if:

•
any event shall have occurred that, to our actual knowledge, is an event of default under the indenture regarding the applicable series of junior subordinated debentures and we shall not have taken reasonable steps to cure that event of default;

•	we shall be in default regarding our payment of any obligations under the related guarantee; or

•
we shall have given notice of our election to exercise our right to begin or extend an extension period for deferral of interest payments on the junior subordinated debentures, and we shall not have rescinded that notice and the extension period or any extension thereof has commenced and is continuing, then we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding any of our capital stock;

•
make any payment of principal of, or premium, if any, or interest on, or repay, repurchase or redeem, any of our debt securities, including our other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

•
make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equally with or junior in right of payment to these junior subordinated debentures;

provided, however, that we may do the following at any time:

•	declare and pay dividends or make distributions payable in shares of our Common Stock or in options, warrants or rights to subscribe for or purchase shares of our Common Stock;

•	make payments under the guarantee;

•
declare and pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under any such plan in the future, or redeem or repurchase any rights issued pursuant to such a plan;

•
purchase or acquire Common Stock related to the issuance of Common Stock or rights, or in connection with the satisfaction of our obligations under, any of our benefit plans for our directors, officers or employees or under any of our dividend reinvestment plans;

•	carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities of the Issuer Trust, in which case no approval will be required, the guarantee of the capital securities may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding capital securities of the Issuer Trust. The manner of obtaining any approval will be as set forth under “Description of Capital Securities — Voting Rights; Amendment of Trust Agreement.”  The guarantee and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of WSFS and will inure to the benefit of the holders of the related capital securities then outstanding.

Events of Default

An event of default under the guarantee will occur upon the failure of WSFS to perform any of its payment or other obligations under the guarantee, provided that, except with respect to a default in respect of any guarantee payment, WSFS will have received notice of the default and will not have cured the default within 90 days of receipt of a notice of default. The holders of a majority in liquidation amount of the related capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

If the guarantee trustee fails to enforce the guarantee, any holder of the related capital securities may institute a legal proceeding directly against WSFS to enforce its rights under the guarantee without first instituting a legal proceeding against the applicable Issuer Trust, the guarantee trustee or any other person or entity.

Termination

The guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the related capital securities, upon full payment of all amounts due upon the dissolution and liquidation of the related Issuer Trust or upon the conversion or exchange of all of the related capital securities, whether upon distribution of junior subordinated debentures to the holders of the capital securities or otherwise. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by WSFS in performance of the guarantee, will undertake to perform only the duties as are specifically set forth in the guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the related capital securities unless it is offered indemnity satisfactory to the guarantee trustee against the costs, expenses and liabilities that might be incurred thereby.

Limited Purpose of the Issuer Trusts

The capital securities issued by the Issuer Trusts will represent preferred beneficial interests in that Issuer Trust. The Issuer Trust exist for the sole purpose of issuing and selling their trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of WSFS and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Dissolution

Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of an Issuer Trust, after satisfaction of the liabilities of creditors of the Issuer Trust as required by applicable law, the holders of the trust securities of the Issuer Trust will be entitled to receive, out of assets held by the Issuer Trust, the liquidation distribution in cash. See “Description of Capital Securities — Liquidation of the Issuer Trusts and Distribution of Junior Subordinated Debentures.”  Upon any voluntary or involuntary liquidation or bankruptcy of WSFS, the property trustee of the Issuer Trust (if it has issued preferred trust securities), as holder of the related junior subordinated debentures, would be a creditor of WSFS, subordinated in right of payment to all senior indebtedness under the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of WSFS receive payments or distributions.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:

•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

•	through designated agents;

•	directly to holders of warrants exercisable for our securities upon the exercise of warrants; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our Common Stock, which are listed on NASDAQ. Any Common Stock sold pursuant to a prospectus supplement will be listed on NASDAQ, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.  The maximum compensation to be received by any participating FINRA members will not be greater than eight (8) percent for the sale of any securities being registered.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C.

EXPERTS

The consolidated financial statements of WSFS Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated March 16, 2010 on the consolidated financial statements of WSFS Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, refers to WSFS Financial Corporation’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), effective January 1, 2007, and FASB Statement No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), effective January 1, 2008.

$40,000,000

Common Stock

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PROSPECTUS SUPPLEMENT
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Sandler O’Neill + Partners, L.P.        Janney Montgomery Scott

                            , 2010